Exhibit10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

Athlon Holdings, Inc.,

THE ARENA GROUP HOLDINGS, INC.

AND

THE SELLERS SET FORTH HEREIN

DATED AS OF APRIL 1, 2022

TABLE OF CONTENTS

Article I DEFINED TERMS		1
1.1	Defined Terms	1

Article II PURCHASE AND SALE		1
2.1	Purchase and Sale; Option Cancellation	1
2.2	Purchase Price	1
2.3	Transactions to be Effected at the Closing	5
2.4	Closing	6

Article III REPRESENTATIONS AND WARRANTIES With respect to the sellers		6
3.1	Authorization	6
3.2	Title to Shares	6
3.3	Consents and Approvals	7
3.4	No Violation	7
3.5	No Brokers or Finders	7
3.6	Litigation	7
3.7	Investment Representations	7

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
4.1	Status	9
4.2	Authorization	9
4.3	No Conflicts	9
4.4	Capitalization; Subsidiaries	9
4.5	Financial Statements	10
4.6	Absence of Undisclosed Liabilities	10
4.7	Absence of Certain Recent Changes	10
4.8	Litigation or Proceedings	12
4.9	Legal Compliance	12
4.10	Licenses and Permits	12
4.11	Tax Matters	12
4.12	Title to Assets; Condition	15
4.13	Real Property	16
4.14	Intellectual Property	16
4.15	Contracts	17
4.16	Inventory	19
4.17	Accounts Receivable	19
4.18	Insurance	19
4.19	Employee Benefits	20
4.20	Employees and Employee Relations	22
4.21	Certain Related Business Relationships	23
4.22	Suppliers and Customers	23
4.23	Accounts with Banks and Brokerages; Powers of Attorney	23
4.24	Absence of Certain Business Practices	24
4.25	Competing Lines of Business	24
4.26	Data Privacy and Security	24
4.27	Brokers and Finders	24
4.28	Full Disclosure	24

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Article V REPRESENTATIONS AND WARRANTIES OF BUYER		25
5.1	Organization	25
5.2	Authorization	25
5.3	No Conflicts	25
5.4	Litigation	25
5.5	Compliance with Applicable Law	25
5.6	No Brokers	26

Article VI Pre-Closing Covenants		26
6.1	Pre-Closing Covenants of the Company	26
6.2	Pre-Closing Covenants of Buyer	27
6.3	Option	28

Article VII CLOSING CONDITIONS		28
7.1	Buyer’s Conditions Precedent	28
7.2	Sellers’ Conditions Precedent	29

Article VIII ADDITIONAL AGREEMENTS OF THE PARTIES		29
8.1	Further Assurances	29
8.2	Tax Matters	29
8.3	Sellers’ Representative	32
8.4	Access to Records after Closing	34
8.5	Employees and Employee Benefits	34

Article IX INDEMNIFICATION		34
9.1	Indemnification by Sellers	34
9.2	Indemnification by Buyer	36
9.3	Survival	36
9.4	Limitations	36
9.5	Notice of Claims	37
9.6	Third-Party Claims	37
9.7	Non-Third Party Claims	38
9.8	Determination of Indemnification Amounts; Knowledge	38
9.9	Tax Treatment of Indemnification Payments	39
9.10	Remedies	39

Article X TERMINATION		39
10.1	Termination Events	39
10.2	Effect of Termination	40

Article XI MISCELLANEOUS		40
11.1	Notices	40
11.2	Public Announcement; Confidentiality of Agreement and Purchase	41
11.3	Entire Agreement; Amendments	42
11.4	Successors and Assigns; No Beneficiaries	42
11.5	Waivers	42
11.6	Partial Invalidity	42

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11.7	Execution in Counterparts	42
11.8	Disclosure Schedules	43
11.9	No Inferences	43
11.10	Interpretation	43
11.11	Governing Law; Venue and Jurisdiction	44
11.12	Legal Expenses for Prevailing Party	45
11.13	Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege	45
11.14	Specific Performance	45
11.15	Waiver of Jury Trial	45
11.16	Expenses	45
11.17	Release	45
11.18	Copy of Data Room	45

ANNEXES:

Annex 1	Defined Terms

EXHIBITS:

Exhibit A	Sellers
Exhibit B-1	Form of Employment Agreement for Mary Lee Vanderkooi
Exhibit B-2	Form of Employment Agreement for Tracey Altman
Exhibit C	Form of Advisory Agreement
Exhibit D	Form of Non-Compete Agreement

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 1, 2022, by and among Athlon Holdings, Inc., a Tennessee corporation (the “Company”), The Arena Group Holdings, Inc., a Delaware corporation (“Buyer”), and the sellers identified on Exhibit A (each, a “Seller” and collectively, the “Sellers”). Each of the parties hereto may be referred to as a “Party” and collectively as the “Parties”.

WHEREAS, the Sellers identified as shareholders on Exhibit A (the “Shareholders”) own all of the Shares of the Company;

WHEREAS, the Seller identified as an option holder on Exhibit A (the “Option Holder”) holds an option (the “Option”) to purchase 400,000 Common Shares (the “Option Shares”) for the aggregate exercise price set forth on Exhibit A;

WHEREAS, the Shareholders wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Shares, subject to the terms and conditions set forth herein;

WHEREAS, the Option Holder wishes to cancel the Option in exchange for the consideration described herein, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the premises and the representations, warranties, and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as set forth below:

Article I

DEFINED TERMS

1.1 Defined Terms. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms in Annex I.

Article II

PURCHASE AND SALE

2.1 Purchase and Sale; Option Cancellation.

(a) Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell to Buyer, and Buyer shall purchase from the Sellers, the Shares, free and clear of all Liens, for the consideration specified in Section 2.2.

(b) At the Closing, upon the terms set forth in this Agreement, the Option and the Option Holder’s right to purchase the Option Shares shall terminate and be canceled and the canceled Option shall thereafter have no further force or effect.

2.2 Purchase Price.

(a) The aggregate consideration for the purchase of the Shares and the cancellation of the Option shall be Eighteen Million Eighty Five Thousand Four Hundred Sixty Seven Dollars ($18,085,467) less the Aggregate Exercise Price (the “Purchase Price”), payable as set forth below in in Section 2.2(c) and Section 2.3(a).

(b) Three Million Dollars ($3,000,000) (the “Buyer Share Amount”) of the Purchase Price shall be payable in the form of Buyer Shares based on a price per share equal to the average closing price of Buyer’s shares of common stock for the ten (10) trading days immediately prior to the Closing Date. “Buyer Shares” means shares of the common stock of Buyer trading under the ticker name “AREN” on the NYSE American stock exchange.

(c) The Post-Closing Cash Payment Amount shall be paid by Buyer to each Seller on the date that is nine (9) months after the Closing Date in accordance with each Seller’s Pro Rata Share thereof as set forth opposite each Seller’s name on Exhibit A, subject to any offsets pursuant to Section 9.10(a) hereof that have occurred by such release date.

(d) Two Hundred Forty Five Thousand Dollars ($245,000) (the “MIN Payment Amount”) of the Purchase Price shall be paid by Buyer to each Seller in accordance with each Seller’s Pro Rata Share thereof as set forth opposite each Seller’s name on Exhibit A, on (i) the Closing Date, provided the MIN Sale has occurred as of such date and the Company’s proceeds from the MIN Sale have been received by the Company, or (ii) within two (2) Business Days from the date the proceeds from the MIN Sale have been received by the Company. It is understood and agreed by the Company that any proceeds from the MIN Sale received by the Company prior to Closing shall remain with the Company and shall not be distributed, pledged, sold or transferred by the Company to any person or entity.

(e) Buyer and the Company shall be entitled to deduct and withhold from any payments hereunder (or under any other Transaction Document) such amounts as are required to be deducted or withheld therefrom pursuant to the Code or any applicable provision of federal, state, or local Law. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f) Deferred Excess Working Capital Adjustment.

(i) No later than two (2) Business Days prior to the Closing Date, Company and the Sellers shall prepare and deliver to Buyer a written statement (the “Closing Working Capital Statement”) setting forth the Working Capital (as defined below) of the Company as of the open of business on the Closing Date (the “Closing Working Capital Amount”). Upon receipt of such statement, and in connection with Buyer’s review of such statement, Buyer and its representatives shall be given reasonable access, during normal business hours and upon reasonable notice, to (i) all of the books and records of Company relating to such statement, including a copy of the schedules, computations and workpapers of Company used in connection with such statement, and (ii) the finance personnel of Company. For purposes of this Agreement, the term “Working Capital” shall mean current assets (excluding cash and cash equivalents) minus current liabilities, and excluding income taxes payable and receivable, and the current portion of long-term debt.

(ii) On the Closing Date, if the Closing Working Capital Statement shows that the Closing Working Capital Amount exceeds $2,058,324 (the “Target Closing Working Capital Amount”), the Purchase Price will be (A) increased by an amount equal to the difference between the Closing Working Capital Amount and the Target Closing Working Capital Amount or (B) decreased, if the Closing Working Capital Amount is less than the Target Closing Working Capital Amount, by an amount equal to the difference between the Target Closing Working Capital Amount and the Closing Working Capital Amount; provided, however, that in the event any such excess or deficit is within 3.0% of the Target Closing Working Capital Amount, then there shall be no positive or negative adjustment to the Purchase Price on the Closing Date, and, for the avoidance of doubt, if such excess or deficit exceeds 3.0% of the Target Working Capital Amount, the foregoing Closing adjustment to the Purchase Price shall be determined based on the entire difference between the Closing Working Capital Amount and the Target Closing Working Capital Amount.

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(iii) Within one hundred and fifty (150) days following the Closing Date, Buyer shall deliver or cause to be delivered to Sellers’ Representative a written statement (the “Preliminary Post-Closing Working Capital Statement”) setting forth a reasonably detailed calculation by Buyer of the Working Capital of the Company as of the open of business on the Closing Date (including the accounts receivable set forth on the Closing Working Capital Statement which were collected by Company in the period commencing on the Closing Date and ending one hundred and twenty (120) days after the Closing Date) (the “Preliminary Post-Closing Working Capital Amount”).

(iv) Sellers’ Representative shall have thirty (30) days following receipt of the Preliminary Post-Closing Working Capital Statement to review the calculation of Working Capital set forth therein and to notify Buyer in writing if Sellers’ Representative disputes any item or amount, specifying the reasons therefor in reasonable detail together with Sellers’ Representative’s calculation of such item or amount (the “Dispute Notice” and each item or amount on the Dispute Notice, a “Disputed Item”). Other than the Disputed Items, the Sellers shall be deemed to have accepted all items and amounts contained in the Preliminary Post-Closing Working Capital Statement delivered by Buyer pursuant to Section 2.2(f)(iii).

(v) In the event that Sellers’ Representative shall deliver a Dispute Notice to Buyer, Buyer and Sellers’ Representative shall attempt to resolve any Disputed Item as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Post-Closing Working Capital Statement shall be made in accordance with the agreement of Buyer and Sellers’ Representative. If, for any reason, Buyer and Sellers’ Representative are unable to resolve any Disputed Item within fifteen (15) Business Days of Sellers’ Representative’s delivery of such Dispute Notice (the “Dispute Negotiation Period”), then Buyer and Sellers’ Representative shall within fifteen (15) Business Days after the end of the Dispute Negotiation Period agree on a mutually acceptable independent accounting firm (the “Independent Accountant Arbitrator”), or in default thereof such selection shall be made by the American Arbitration Association, which accounting firm shall be the “Independent Accountant Arbitrator” hereunder, and such dispute shall be resolved by the Independent Accountant Arbitrator, and such determination shall be final and binding on, and shall not be subject to appeal by, Buyer or Sellers. If there is a referral to the Independent Accountant Arbitrator, each of Buyer and Sellers’ Representative agree to submit to the Independent Accountant Arbitrator, not later than ten (10) Business Days after its appointment, a written statement summarizing such Party’s position on the Disputed Items, together with such supporting documentation as such Party deems necessary. The Independent Accountant Arbitrator shall act as an arbitrator to determine, based solely on the materials submitted and presentations by Buyer and Sellers’ Representative, and not by independent review, only the Disputed Items that have not been settled by negotiation, and its determination with respect to each Disputed Item shall be an amount within the range established with respect to such Disputed Item by Buyer’s calculation delivered pursuant to Section 2.2(f)(ii), on the one hand, and Sellers’ Representative’s calculation delivered pursuant to Section 2.2(f)(iv), on the other hand. The Independent Accountant Arbitrator shall be instructed to use reasonable best efforts to deliver to Buyer and Sellers’ Representative a written report setting forth the resolution of each Disputed Item within thirty (30) days of submission of the Disputed Items to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accountant Arbitrator in respect of its services pursuant to this Section 2.2(f)(v) shall be shared equally by the Sellers (in accordance with the Pro Rata Share of each) and the Buyer. The “Final Post-Closing Working Capital Amount” shall be (A) if no Dispute Notice has been timely delivered by Representative, the Preliminary Post-Closing Working Capital Amount (as originally submitted by Buyer), or (B) if a Dispute Notice has been timely delivered by Sellers’ Representative, the Preliminary Post-Closing Working Capital Amount, as adjusted to take into account (i) the items and amounts accepted or deemed to have been accepted by Sellers’ Representative, (ii) Disputed Items settled by negotiation and (iii) Disputed Items determined by the Independent Accountant Arbitrator.

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(vi) In the event that the Final Post-Closing Working Capital Amount is greater than the amount of Working Capital as shown on the Closing Working Capital Statement, then Buyer shall pay such amount to the Sellers (with such amount allocated among Sellers based on their Pro Rata Share). In the event that the Final Post-Closing Working Capital Amount is less than the amount of Working Capital as shown on the Closing Working Capital Statement, then Sellers shall pay such amount to Buyer, by having such amount deducted from the Post-Closing Cash Payment Amount first, with each Seller paying his, her or its Pro Rata Share of such amount in excess of the adjusted Post-Closing Cash Payment Amount. Notwithstanding the foregoing, in the event any such excess or deficit is within 3.0% of the amount of Working Capital as shown on the Closing Working Capital Statement, then there shall be no positive or negative adjustment and neither Buyer nor any Seller shall be required to remit any amount to the other, and, for the avoidance of doubt, if such excess or deficit exceeds 3.0% of the Working Capital as shown on the Closing Working Capital Statement, the foregoing post-Closing adjustment to the Purchase Price shall be determined based on the entire difference between the Final Post-Closing Working Capital Amount and the Working Capital as shown on the Closing Working Capital Statement.

(vii) Any payments required to be made by Buyer or by the Sellers pursuant to Section 2.2(f)(vi) shall be delivered within five (5) Business Days after the determination of the Final Post-Closing Working Capital Amount pursuant to Section 2.2(f)(v), by wire transfer of immediately available funds.

(viii) Nothing herein shall affect or restrict in any way the right or power of Buyer to manage and operate the Company and its business in any manner. Sellers each acknowledge that Buyer is entitled to manage and operate the Company in its sole and absolute discretion; provided, however, that, during the period commencing on the Closing Date and ending one hundred and twenty (120) days after the Closing Date, Buyer shall not take any action with a primary purpose to reduce or manipulate the amount of the Final Post-Closing Working Capital Amount.

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2.3 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver, or provide evidence initiating such delivery within two (2) Business Days of the Closing Date, to each Seller such Seller’s Pro Rata Share of the Buyer Shares, as set forth opposite each Seller’s name on Exhibit A;

(ii) deliver to each Seller such Seller’s Pro Rata Share of the Closing Payment, as set forth opposite each Seller’s name on Exhibit A; provided, that the Option Holder acknowledges and agrees that the Option Holder’s Pro Rata Share of the Closing Payment shall be reduced by, and each other Seller’s share of the Closing Payment shall be increased by their pro rata share (as determined among such other Sellers excluding the Option Holder) of the sum of (1) the aggregate exercise price set forth opposite the Option Holder’s name on Exhibit A (the “Aggregate Exercise Price”) and (2) the Option Withholding Amount;

(iii) deliver to each Seller all other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, each Seller shall deliver to Buyer:

(i) stock certificates or a lost stock affidavit evidencing the Shares held by such Seller, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by such Seller at or prior to the Closing pursuant to this Agreement; and

(iii) a valid and properly completed IRS Form W-9 dated as of the Closing Date.

(c) At the Closing, the Sellers’ Representative shall deliver to Buyer:

(i) the written resignations of each of the directors and officers of the Company, which resignations shall be effective upon the Closing;

(ii) the duly executed Employment Agreements;

(iii) the duly executed Advisory Agreement;

(iv) the duly executed Non-Compete and Release Agreements; and

(v) accurate and complete copies of all consents and approvals, and reasonable evidence that the Company has provided the notices, in each case as set forth on Schedule 2.3(c).

(d) At the Closing, the Company shall pay the Option Withholding Amount to the applicable Governmental Authorities.

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2.4 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Waller Lansden Dortch & Davis, LLP (“Waller”), 511 Union Street, Suite 2700, Nashville, Tennessee 37219, at 10:00 am central time on a date that is no later than two Business Days after the last of the conditions set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or such other time, date and place that the Parties may agree (such date of the Closing to be referred to herein as the “Closing Date”). At the election of the Parties, the Closing may take place through an exchange of consideration and documents using wire transfers, overnight courier service, electronic mail and/or facsimile transmission.

Article III

REPRESENTATIONS AND WARRANTIES With respect to the sellers

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Buyer as of the date hereof as follows:

3.1 Authorization. Such Seller has the requisite authority and capacity to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which such Seller is party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized, and no other proceeding on the part of such Seller is necessary. This Agreement and the Transaction Documents to which such Seller is party have been duly executed and delivered by such Seller and constitute the legal, valid and binding obligation of such Seller, enforceable against him, her or it in accordance with their terms and conditions, subject to general principles of equity and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application relating to creditors’ rights generally.

3.2 Title to Shares.

(a) Each Shareholder has the sole voting power and sole power of disposition with respect to all of the Shares held by such Shareholder with no limitations, qualifications or restrictions on such rights and powers. The Shares owned by each Shareholder will be transferred to Buyer pursuant to this Agreement, free and clear of any Liens. Each Shareholder is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of its Shares. Each Shareholder does not own and is not entitled to receive any options, warrants or similar rights to purchase shares of capital stock or other securities of the Company.

(b) The Option Holder has not transferred or assigned, or purported to transfer or assign, any of the claims or rights herein released or affected and that the Option surrendered hereunder are owned of record and beneficially by the Option Holder, free and clear of any Liens. The Option Holder does not own and is not entitled to receive any options, warrants or similar rights to purchase shares of capital stock or other securities of the Company other than solely in the sale of the Option Holder, the Option listed in Exhibit A.

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3.3 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by such Seller in connection with the authorization, execution, delivery and performance of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.

3.4 No Violation. The execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby will not:

(a) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of such Seller under, any Contract, in any case whether written or oral, by which such Seller or any of its assets may be bound or affected;

(b) violate or conflict with any Law; or

(c) if such Seller is an entity, violate any provision of the charter documents, bylaws or similar organizational documents of such Seller.

3.5 No Brokers or Finders. Neither such Seller nor any Affiliate thereof has entered into nor is bound by any Contract with any Person or firm which may result in the obligation of such Seller or the Company to pay any finder’s fees, brokerage fees, agent commissions or similar fees, commissions or payments in connection with the transactions contemplated hereby, and there is no claim for payment of any such fees, commissions or payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The responsibility for the payment of any such fees, commissions and payments shall be that of such Seller, and no broker, finder or agent acting on behalf of such Seller will have any valid claim against Buyer or its Affiliates for any such fee, commission or payment for any such fee, commission or payment.

3.6 Litigation. There are no Proceedings pending or, to such Seller’s knowledge, threatened against or affecting such Seller that (a) seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or (b) would otherwise prevent or materially delay performance by such Seller of any of its material obligations under any Transaction Document.

3.7 Investment Representations. Each Seller hereby further represents and warrants to Buyer, severally and not jointly, as follows:

(a) Own Account. Such Seller understands that the Buyer Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Buyer Shares as principal for its own account and not with a view to or for distributing or reselling such Buyer Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Buyer Shares in violation of the Securities Act or any applicable state securities law, and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Buyer Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Seller’s right to sell the Buyer Shares in compliance with applicable federal and state securities laws).

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(b) Accredited Investor. Such Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(c) Experience. Such Seller, either alone or together with its representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Buyer Shares, and has so evaluated the merits and risks of such investment. Such Seller is able to bear the economic risk of an investment in the Buyer Shares and, at the present time, is able to afford a complete loss of such investment.

(d) General Solicitation. Such Seller is not acquiring the Buyer Shares as a result of any advertisement, article, notice, or other communication regarding the Buyer Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e) Access to Information. Such Seller acknowledges that it has had the opportunity to review the Transaction Documents and the Buyer SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the offering of the Buyer Shares and the merits and risks of investing in the Buyer Shares; (ii) access to information about the Buyer and its financial condition, results of operations, business, properties, management, and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(f) Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Seller has not, nor has any Person acting on behalf of or pursuant to any understanding with such Seller, directly or indirectly, executed any purchases or sales, including short sales, of the securities of Buyer during the period commencing as of the time that the Company first commenced discussions with Buyer regarding the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to other Persons party to this Agreement or to such Seller’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents, and Affiliates, such Seller has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(g) Reliance on Exemptions. Such Seller understands that the Buyer Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements, acknowledgements, and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Buyer Shares.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows:

4.1 Status. The Company is a corporation validly existing and in good standing under the laws of the State of Tennessee, with full power and authority to carry on its business, to own or lease and to operate its properties and to enter into and perform its obligations under this Agreement. The Company is duly qualified or licensed to do business in and is in good standing as a foreign corporation in all jurisdictions where the character of the material properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary in any material respect. The Company has made available or provided Buyer with true, complete and correct copies of the organizational documents, each as amended, stock records and minute books of the Company and each are correct and complete in all material respects.

4.2 Authorization. The Company has the requisite authority and capacity to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. All actions or proceedings necessary to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party and all other agreements and documents executed by the Company in connection herewith, and therewith, have been taken by the Company. This Agreement and the other Transaction Documents to which the Company is or will be a party have been or will be duly executed and delivered by the Company and assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by Buyer and the other parties thereto, constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with their terms and conditions, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application relating to creditors’ rights generally.

4.3 No Conflicts. Except as described on Schedule 4.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any material right or obligation or loss of any material benefit under, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the Assets under, (a) any Law, order or judgment applicable to the Company or any of the Assets, (b) the Charter, bylaws or other governing or organizational documents of the Company or (c) any Material Contract or any decree of court or administrative agency. Except as described on Schedule 4.3, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the Parties to consummate the transactions contemplated by this Agreement.

4.4 Capitalization; Subsidiaries.

(a) All of the issued and outstanding capital stock of the Company is owned, beneficially and of record, by the Sellers in the amounts set forth on Exhibit A hereto and there are no other outstanding securities, rights, subscriptions, warrants, options, “phantom” equity rights or other contracts, agreements, understandings, arrangements or any other obligations or claims of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any capital stock or other equity interests of the Company, or any security or liability of any kind convertible into or exchangeable for any capital stock or other equity interests of the Company, or (b) receive any rights to participate in the equity, income or election of directors or officers of the Company; except for an option to purchase 400,000 shares of Company Common Stock at $0.10 per share. There are not any voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of the Company capital stock.

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(b) Except as set forth on Schedule 4.4(b), the Company does not have any Subsidiaries and neither has nor has had an ownership interest, direct or indirect, in any other Person. Except as set forth on Schedule 4.4(b), the Company is not, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity relating to the Company’s business or operations.

4.5 Financial Statements.

(a) The Company has heretofore delivered or made available to Buyer true, correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”), which are attached to Schedule 4.5(a):

(i) the audited balance sheets as of December 31, 2019 and 2020 and the related audited statements of income, shareholder’s equity and cash flow for the 2019 and 2020 fiscal years of the Company, together with the related notes and schedules and report of the Company’s independent accountants; and

(ii) the unaudited balance sheet as of December 31, 2021 (the “Balance Sheet Date”) and the related unaudited statements of income, shareholder’s equity and cash flow for the 2021 fiscal year of the Company (the “Interim Financial Statements”).

(b) Except as set forth on Schedule 4.5(a), the Financial Statements (including any notes thereto) (i) have been prepared in accordance with GAAP, consistently applied (subject to, in the case of the Interim Financial Statements, the absence of notes and normal year-end audit adjustments, the effect of which are not, individually or in the aggregate, materially adverse), (ii) present fairly, in all material respects, the financial condition of the Company as of the specified dates and the results of operations of the Company for the specified periods, and (iii) were prepared in accordance and consistent with the books and records of the Company (which books and records are true, complete and accurate in all material respects).

4.6 Absence of Undisclosed Liabilities. The Company does not have any liabilities except for (a) liabilities set forth on the face of the Interim Balance Sheet, (b) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, which are not material in amount and are accrued or reserved against in the books and records of the Company in accordance with GAAP and are set forth on Schedule 4.6, and (c) Transaction Expenses. Schedule 4.6 contains a debt schedule setting forth information regarding the Company’s outstanding Indebtedness as of the date hereof.

4.7 Absence of Certain Recent Changes. Except as set forth on Schedule 4.7, since the Balance Sheet Date, the Company has conducted the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as described on Schedule 4.7, the Company has not:

(a) incurred, assumed or guaranteed any Indebtedness which, individually or in the aggregate, exceeds $50,000, or mortgaged or pledged any of the Assets or subjected any of the Assets to any Lien except for Permitted Encumbrances;

(b) waived any material rights or claims of the Company;

(c) canceled any debts other than in the Ordinary Course of Business;

(d) increased the principal amount of any Indebtedness;

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(e) made any filing, change, or revocation of any Tax election, made any change of any annual accounting period in respect of Taxes, made any adoption or change of any accounting method in respect of Taxes, been any entrance into any closing agreement (or similar agreement with a Governmental Authority) relating to any Tax, or settlement or compromise of any Tax claim, audit, procedure, assessment or Tax liability, been any filing of any Tax Return in a manner inconsistent with past practice or inconsistent with applicable Law, been any filing of any amended Tax Return, been any entry into any Tax allocation, sharing or indemnity agreement, any surrender of a right to claim a Tax refund, been any consent to an extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, been any making of any voluntary Tax disclosure or Tax amnesty filing or any entrance into any closing agreement with respect to Taxes, been any other similar action or omission relating to the filing of any Tax Return or the payment of any Tax, if any such action or omission would have the effect of increasing the Tax liability of the Company or for which Buyer or any of its Affiliates would be responsible or would otherwise acquire pursuant to this Agreement, or been any deferral of any payroll Tax obligations pursuant to the CARES Act;

(f) suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company, individually or in the aggregate;

(g) except in the Ordinary Course of Business or as required by applicable Law, each of such increases being set forth on Schedule 4.7, instituted any increase in compensation or bonuses, or paid any bonus, incentive, or other compensation or benefit, with respect to any director, officer or employee of the Company;

(h) experienced any significant work interruptions, labor grievances or claims filed;

(i) created or amended, or agreed to create or amend, any Benefit Plan (other than as required by applicable Law), or entered into any employment, severance, change of control or retention agreement;

(j) entered into any Contract (excluding purchase or sale orders in the Ordinary Course of Business) individually involving payments by or to the Company of more than $50,000 annually, that is not terminable by the Company by notice of not more than 90 days for a cost of less than $50,000;

(k) other than in the Ordinary Course of Business, declared, set aside, made or paid any distribution, dividend or bonus of excess cash and cash equivalents to the Sellers;

(l) experienced any change in the authorized equity securities of the Company or in its outstanding securities or any change in the ownership interests of the Sellers or authorized any grant of any options, warrants, calls, conversion rights or commitments;

(m) experienced a Material Adverse Effect;

(n) amended its Charter or other organizational or governing documents, or changed its authorized or issued equity securities or rights to acquire its equity securities; or

(o) materially modified, terminated or replaced any insurance coverage with respect to the Company, or the Assets.

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4.8 Litigation or Proceedings. Except as set forth on Schedule 4.8, there are no (a) judgments, injunctions, orders, decrees, writs or rulings to which the Company, or the Assets or any director, officer or employee of the Company (in his or her capacity as such), are, or at any time since January 1, 2019 were, subject, (b) Proceedings commenced or pending or, to the Knowledge of the Company, threatened to which the Company, or any director, officer or employee of the Company (in his or her capacity as such) is or was a party since January 1, 2019, or (c) investigations or inquiries by any Governmental Authority pending or, to the Knowledge of the Company, threatened against the Company or any director, officer or employee of the Company (in his or her capacity as such) since January 1, 2019. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any director, officer or employee of the Company (in his or her capacity as such) which seeks to restrain or enjoin the consummation of the transactions contemplated herein or which would reasonably be expected to be material to the Company.

4.9 Legal Compliance. Except as disclosed on Schedule 4.9, the Company is and during the past three years has been in material compliance with all applicable Laws, and, the Company has not received in the past three years any written notice or claim alleging the failure to so comply. For the avoidance of doubt, nothing contained in this Section 4.9 requires any disclosure with respect to any matter specifically covered by any other representation or warranty contained in Sections 4.8 (Litigation or Proceedings), Section 4.10 (Licenses and Permits), Section 4.11 (Tax Matters), Section 4.14 (Intellectual Property), Section 4.19 (Employee Benefits), or Section 4.20 (Employees and Employee Relations), to the extent that it has been clearly disclosed in reference to such other Sections; it being acknowledged and agreed that all representations and warranties with respect to matters specifically described in such other representations and warranties are excluded from the representations and warranties in this Section 4.9.

4.10 Licenses and Permits. Schedule 4.10 contains an accurate and complete list of all material licenses, franchises, permits, authorizations of transportation authorities and other governmental authorizations held by the Company. Such licenses, franchises, permits, authorizations of transportation authorities and other governmental authorizations are all the permits and licenses necessary to conduct the Business as currently conducted and the Company has delivered or made available to Buyer all such permits and licenses. The Company is not in any material violation of the terms of any such permit or license, each such license and permit is in full force and effect and no suspension, cancellation or termination thereof is pending or, to the Knowledge of the Company, threatened. Except as specifically provided on Schedule 4.10, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such permits and licenses.

4.11 Tax Matters.

(a) (i) The Company has duly and timely (after giving effect to all applicable duly perfected extensions) filed all Tax Returns that were required to be filed under applicable Law, (ii) all such Tax Returns were true, correct and complete in all material respects and were prepared in material compliance with applicable Law, (iii) the Company currently is not the beneficiary of any extension of time within which to file any Tax Return, and (iv) there are no Liens for Taxes upon any of the assets of the Company other than Permitted Encumbrances.

(b) The Company has timely paid all Taxes required to be paid by it, whether or not shown as due and owing on any Tax Return. All Taxes required to be withheld or collected and remitted by or on behalf of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person have been properly and timely withheld or collected, and all such Taxes have been duly and timely paid to the proper Governmental Authority. The Company has in all material respects classified in accordance with applicable Law and solely for Tax purposes those individuals performing services as common law employees, leased employees, independent contractors or agents of the Company. The Company has complied in all material respects with all information reporting and backup withholding requirements under all applicable Laws in connection with amounts paid or owing to any Person.

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(c) The unpaid Taxes of the Company (i) did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability set forth in the Interim Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Interim Financial Statements, the Company has not incurred any material liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(d) The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar or analogous provision of state, local or non-U.S. Law, and the Company is not subject to or does not have a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar or analogous request that is in progress or pending with any Governmental Authority with respect to Taxes. No audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of the Company, threatened with regard to any Tax Returns filed by the Company or otherwise respecting Taxes. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company, and no written request for any such waiver or extension is currently pending. All deficiencies for Taxes asserted or assessed in writing against the Company have been fully and timely settled and any associated Liabilities have been fully paid. No power of attorney granted by the Company with respect to Taxes is currently in force. The Company has not been notified by any Governmental Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(e) The Company is not a party to or bound by any Tax indemnity agreement, Tax receivables agreement, Tax sharing agreement, Tax allocation agreement or any similar arrangement that obligates it to make any payment with respect to Taxes of any other Person (other than commercial agreements or arrangements not primarily related to Taxes entered into in the ordinary course of business).

(f) The Company (i) is not and has never been a member of any affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or non-U.S. Law), and (ii) has no liability for the Taxes of any Person under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(g) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) The Company has not participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the United States Treasury Regulations.

(i) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in party by Sections 355 or 361 of the Code.

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(j) The Company does not have and has never had a permanent establishment (within the meaning of an applicable Tax treaty) and otherwise does not have operations, an office, branch or fixed place of business in any jurisdiction other than the jurisdiction where such entity is organized.

(k) The Company is, and has always been since its date of incorporation, treated as a C corporation for U.S. federal, state and local Tax purposes.

(l) The Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) agreement entered into with any Governmental Authority (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law)) executed on or prior to the Closing Date; (ii) installment sale or open transaction entered into on or prior to the Closing; (iii) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) made by it on or prior to the Closing Date; (iv) prepaid amounts received or deferred revenue accrued on or prior to the Closing Date (including pursuant to Section 451(c), 455 or 456 of the Code, Section 1.451-5 of the United States Treasury Regulations and IRS Revenue Procedure 2004-34); (v) change in method of accounting requested or occurring on or prior to the Closing Date; (vi) cash method of accounting or long-term contract method of accounting utilized by it on or prior to the Closing Date; (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (viii) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law); or (ix) application of Section 965 of the Code.

(m) Except as set forth on Schedule 4.4(b), the Company does not hold or own an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association or other entity that is properly treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(n) The Company is in compliance with all U.S. federal, state, local and non-U.S. Laws applicable to abandoned or unclaimed property or escheat and have paid, remitted or delivered to each jurisdiction all unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction. The Company does not hold any property or owe any amount that is presumed abandoned under the Laws of any state or other jurisdiction.

(o) Excluding loans under the Paycheck Protection Program of the CARES Act, the Company has not applied for, received or used any public aid granted in whatever form (including grants or Tax incentives of any form). The Company is not currently and has never been a party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction contract or order.

(p) The Company has (i) not deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and any similar Law, (ii) to the extent applicable, materially complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act and any similar Law, or (iii) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. No deferral of the withholding, deposit or payment of any Tax (including any Deferred Payroll Taxes) pursuant to the CARES Act, the CAA, or the ARP has occurred.

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(q) The Company has not made any payments to any employee or other service provider, nor is it a party to a contract, agreement or arrangement with any employee or other service provider, to make payments, individually or considered collectively with any other events, agreements, plans, arrangements or other contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or that could give rise to excise Taxes payable pursuant to Section 4999 of the Code.

(r) Since January 1, 2018, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business, revoked any material election in respect of Taxes, changed any accounting method in respect of Taxes, filed any amendment to a Tax Return that will materially increase the Tax Liability of the Company after the Closing, settled any claim or assessment in respect of Taxes, or surrendered any right to claim a refund of Taxes.

(s) No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(t) The Company has not participated in or cooperated with an international boycott as defined in Section 999 of the Code.

(u) The Company has collected, and has on file, and will have on file as of the Closing Date, blanket certificates of resale for all current customers from which the Company does not collect sales taxes.

4.12 Title to Assets; Condition.

(a) Except for Permitted Encumbrances or as set forth on Schedule 4.12, the Company has good and marketable title to, or valid leasehold interest in, all of its Assets, free and clear of any Liens. The Assets comprise all of the material assets and properties reasonably required for the conduct of the Company’s business as currently conducted.

(b) Except as provided in Section 4.21, no assets used in the operation of the business of the Company are currently owned by the Sellers or Affiliates of the Company or the Sellers. To the Knowledge of the Company, except as set forth on Schedule 4.12, all of the tangible assets, vehicles and other significant machinery and equipment of the Company necessary to conduct the business of the Company as currently conducted are in operable condition, subject to temporary downtime and outages that are remedied in the ordinary course of the Company’s business consistent with past practice. Except as set forth on Schedule 4.12, the Company has no Knowledge of any repairs required to any item of machinery or equipment necessary to conduct the business of the Company as currently conducted the cost of which would be $25,000 or more individually or more than $100,000 in the aggregate, except for planned refurbishments included in the Company’s capital expenditures budget, a true, correct and complete copy of which was delivered to Buyer.

(c) Except as expressly set forth in this Section 4.12, the Assets are transferred (by operation of law) at Closing “as is,” “where is” and “with all faults” and the Parties acknowledge that the Company has not made, does not make and specifically negates and disclaims any other representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever, whether express or implied, oral or written, of, as to, concerning or with respect to the Assets, including, without limitation warranties with respect to the condition, maintenance, merchantability or fitness for a particular purpose.

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4.13 Real Property. The Company does not own any real property. All real property leased by the Company under any oral or written lease (each, a “Real Property Lease”) is described on Schedule 4.13 (the “Leased Real Property”). The Company has a good and valid leasehold interest in all of the Leased Real Property, together with all buildings, improvements and fixtures thereon. The Real Property Leases are in full force and effect and constitute valid and binding agreements of the Company and, to the Knowledge of the Company, the other parties thereto in accordance with their terms.

4.14 Intellectual Property.

(a) Schedule 4.14(a) contains a true, complete and correct list, including jurisdiction and status of application or registration, of all registered, applied for, or otherwise material Intellectual Property that the Company exclusively owns and in and to which the Company possesses all right, title and interest, and no independent contractor or employee of the Company has any right, title or interest, directly or indirectly, in such Intellectual Property. The Company exclusively owns and possesses all right, title and interest in and to, or has the right under a valid and enforceable license, to use and otherwise commercialize or exploit, all Intellectual Property necessary for or used or otherwise commercialized or exploited in the operation of its business as presently conducted and as presently proposed to be conducted, free and clear of all Liens, including without limitation, with respect to all content published by the Company in all of its print and digital properties. Except as set forth on Schedule 4.14(a), the Company has not granted any license to any Person relating to any of such Intellectual Property. Except as set forth on Schedule 4.14(a), to the Knowledge of the Company, no third party has asserted any rights in or any other right of use, infringed upon or misappropriated any such Intellectual Property. All registered and applied for Intellectual Property owned by the Company (i) has been duly maintained in all material respects, (ii) has not lapsed, expired or been abandoned, and (iii) is not the subject of any opposition, interference, cancellation or other Proceeding before any Governmental Authority. All assignments of any such Intellectual Property of Company or any predecessor-in-interest thereof have been timely and properly recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or other appropriate agency to the extent required or reasonably advisable.

(b) The Company exclusively owns and possesses all right, title and interest in and to, or has the right under a valid and enforceable license, to use and otherwise commercialize or exploit, all Intellectual Property embodied in the content published by the Company in all of its print and digital properties that has been commercialized or exploited in the operation of its business as presently conducted and as presently proposed to be conducted, free and clear of all Liens. Except as set forth on Schedule 4.14(b), the Company has not granted any license to any Person relating to any of the Intellectual Property described in this Section 4.14(b). Except as set forth on Schedule 4.14(b), to the Knowledge of the Company, no third party has asserted any rights in or any other right of use, infringed upon or misappropriated any such Intellectual Property as described in this Section 4.14(b).

(c) To the Knowledge of the Company, the conduct and operation of the Business does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property right of any other Person. There is (i) no Proceeding pending, or to the Company’s Knowledge, threatened, with respect to the owned Intellectual Property, and (ii) no judgment or order regarding any Proceeding has been rendered by any competent Governmental Authority and no settlement agreement or similar contractual obligation has been entered into by the Company with respect to any Proceeding regarding the owned Intellectual Property.

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(d) Schedule 4.14(d) contains a true, complete and correct copy of any agreement in which owned Intellectual Property is licensed to any other Person. Neither the Company nor, to the Company’s Knowledge, any other Person, is in breach of or default under any such agreement and each such agreement is in full force and effect. Except as set forth on Schedule 4.14(d), to the Knowledge of the Company, the Company has not interfered with, infringed upon or misappropriated any Intellectual Property rights of any other Person, and the Company has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) within the past three (3) years.

(e) Schedule 4.14(e) contains a true, complete and correct copy of any agreement in which Intellectual Property of any other Person is licensed to the Company, excluding shrink-wrap, click-to-accept, or software as a service agreement with a replacement cost and/or annual license fee of less than $10,000. To the Company’s Knowledge, the Company is not in breach of or default under any such agreement and each such agreement is in full force and effect. Except as set forth on Schedule 4.14(e), the consummation of the transaction contemplated by this Agreement will not (i) impair any rights of any Post-Closing operator of the Business, or cause any Post-Closing operator of the Business to be in violation of or default under, any such agreement, (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such agreement, or (iii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to the Post-Closing operator of the Business’ use or exploitation of any Intellectual Property of any Person.

4.15 Contracts.

(a) “Material Contracts” means, collectively, all of the following Contracts, a true, complete and accurate list of which is set forth on Schedule 4.15:

(i) each Contract that requires the Company to pay, or entitles the Company to receive, or could result in obligations of the Company, in the amount of, in the aggregate, $100,000 or more in any twelve-month period;

(ii) each Contract that restricts the Company or any of its present or future Affiliates from competing with or engaging in any business activity anywhere in the world, or soliciting for employment or engagement or employing or engaging any Person;

(iii) each Contract to acquire or dispose (by merger, purchase or sale of assets or stock or otherwise) of any business or material assets, as to which the Company has continuing material obligations or material rights;

(iv) each Contract concerning a joint venture, strategic alliance, collaboration or partnership agreements, or the sharing of profits;

(v) each Real Property Lease set forth on Schedule 4.13;

(vi) each Contract with respect to Indebtedness or any Transaction Expense;

(vii) each Contract with any Governmental Authority;

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(viii) each Contract pursuant to which the Company leases, is licensed or otherwise authorized to use or otherwise commercialize or exploit any Intellectual Property of any other Person or which otherwise affects the ability of the Company to use, commercialize or otherwise exploit any Intellectual Property (including a covenant not to sue) material to its business as currently conducted; including without limitation, general, newspaper, advertising and information technology Contracts;

(ix) each Contract pursuant to which the Company leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any Intellectual Property;

(x) each Contract that contains any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;

(xi) each Contract with a labor union or labor organization or other employee representative;

(xii) each Contract with respect to bonus or other incentive compensation, deferred compensation, equity purchase or award, salary continuation, pension, profit sharing or retirement plan, or any other Benefit Plan or arrangement;

(xiii) each Contract with a Related Party;

(xiv) each Contract that grants any Person other than the Company any rights of first refusal, rights of first negotiation or similar rights;

(xv) each Contract that contains indemnification obligations of the Company, other than tax indemnification obligations in agreements entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes;

(xvi) each Contract with any supplier or customer set forth on Schedule 4.22;

(xvii) each Contract with any Person providing any business generation, brokering, referral or related services to the Company; and

(xviii) each Contract not made in the ordinary course of business consistent with past practice or that is otherwise material.

(b) The Company has delivered or made available to Buyer true, correct and complete copies of all Material Contracts. Each Material Contract of the Company is a valid and binding obligation of the Company, is in full force and effect and, to the Knowledge of the Company, is enforceable by or against the Company and is enforceable by or against the other party or parties thereto in accordance with its terms. No event has occurred including, but not limited to, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, which (whether with or without notice, lapse of time or both) would constitute a default under any Material Contract. The Company has not received any notice that the other parties to any Material Contract are (i) in material default thereunder or (ii) consider the Company to be in material default thereunder. Except as set forth on Schedule 4.15(a), none of the Material Contracts requires consent to, or notice in connection with, the transactions contemplated hereby.

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(c) Except as set forth on Schedule 4.15(c), the Company is not a party to any Contract with any Governmental Authority subject to price redetermination or renegotiation. Except to the extent set forth on Schedule 4.15(c), the Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

4.16 Inventory. Subject to adequate reserves for unsalable, obsolete and damaged Inventory and shrinkage as reflected on the Financial Statements in accordance with GAAP, the Inventory (a) is of a good and merchantable quality and fit for the purpose, in the Ordinary Course of Business, for which it was procured or manufactured, (b) has been recorded on the Company’s books and records valued in the Financial Statements in accordance with GAAP, (c) consists solely of Inventory of the kind and quality regularly purchased, produced, used, and sold in the Ordinary Course of Business, (d) is usable by the Company or readily saleable at prices customarily charged by the Company, in each case in the Ordinary Course of Business and (e) is free of any material defects. Any Inventory that has been written down has either been written off or written down to its net realizable value and such write-offs or write-downs are reflected in the Financial Statements. Except as set forth on Schedule 4.16, there has been no change in valuation standards or methods with respect to the Inventory in the prior three years. Except as set forth on Schedule 4.16, the Company does not hold any items of Inventory on consignment from other Persons and no other Person holds any items of Inventory on consignment from the Company.

4.17 Accounts Receivable. Schedule 4.17 sets forth an accurate list of the Accounts Receivable of the Company as of the Balance Sheet Date and of the Accounts Receivable of the Company invoiced between the Balance Sheet Date and the fifth Business Day preceding the date hereof (including with respect to each such invoice, the invoice number, the invoice date, the customer name and the amount of such invoice), including any such amounts which are not reflected in the Interim Balance Sheet. Schedule 4.17 also sets forth an accurate aging of all Accounts Receivable as of the Balance Sheet Date, showing amounts due in 30-day aging categories. All Accounts Receivable reflected in the Interim Balance Sheet, or that have arisen since the Balance Sheet Date, are reflected in accordance with GAAP, have arisen only from bona fide transactions in the Ordinary Course of Business, subject to reasonable reserves for bad debt expense reflected in the Interim Financial Statements with respect to Accounts Receivables as of the Balance Sheet Date, and net of reasonable reserves for bad debt expense reflected in the books and records of the Company (consistent with the methods used in the Interim Financial Statements) with respect to receivables of the Company after the Balance Sheet Date. To the Knowledge of the Company, there are no material contests, counterclaims, refusals to pay or rights of set-off asserted with respect to any of the Accounts Receivable reflected in the Interim Balance Sheet or that have arisen since the Balance Sheet Date.

4.18 Insurance. The Company has delivered or made available to Buyer a true, correct and complete list of all insurance policies maintained by the Company as of the date hereof, copies of which have been delivered or made available to Buyer. Such policies are in full force and effect and all premiums due thereon have been paid. Except as set forth on Schedule 4.18, none of such policies are “claims made” policies. To the Company’s Knowledge, any open claims as of the Closing Date are recoverable under such policies, except to the extent of any applicable deductible or loss retention.

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4.19 Employee Benefits.

(a) Schedule 4.19 contains a true, complete and correct list of each pension, cash balance, savings, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, equity or equity-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, flexible spending arrangement, health reimbursement account, parking or transportation, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing (with the material terms of any such unwritten item being disclosed therein) and whether funded or unfunded, including each “specified fringe benefit plan” as defined in Section 6039D of the Code, whether or not tax-qualified and whether or not subject to ERISA, under which, in each case, any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual has any present or future right to benefits and which are maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its ERISA Affiliates would reasonably be expected to have any Liability (each a “Benefit Plan” and, collectively, the “Benefit Plans”). With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of the following: (i) each plan document together with all amendments and, where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements; (ii) any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage and employee handbooks; (iii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the Internal Revenue Service with respect to such Benefit Plan’s qualification; (iv) in the case of any Benefit Plan for which a Form 5500 must be filed, the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (v) material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, or other Governmental Authority relating to the Benefit Plan; (vi) nondiscrimination and coverage testing reports and supporting data for the prior three years; and (vii) the most recent financial, actuarial and audit reports. Each Benefit Plan may be terminated by the Company or an ERISA Affiliate, as applicable at any time without any liability, cost or expense, other than administrative costs and expenses that are incidental to the termination of a Benefit Plan.

(b) None of the Benefit Plans are subject to Section 412 or 436 of the Code or Section 302 or Title IV of ERISA, or are a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA. The Company has no Liability under or in respect of: (i) any plans subject to Sections 412 or 436 of the Code or Section 302 or Title IV of ERISA; (ii) any multiemployer plans; (iii) any “multiple employer plans” within the meaning of Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) a “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code.

(c) Except as disclosed on Schedule 4.19(c), with respect to each Benefit Plan: (i) such Benefit Plan and any related trust has been established, administered, funded and maintained in all material respects in compliance with its terms and applicable Laws, including all relevant provisions of the Code and ERISA; (ii) there are no pending or, to the Knowledge of the Company, threatened claims or actions against, by or on behalf of any Benefit Plans (other than routine claims for benefits) or against any fiduciary of a Benefit Plan with respect to the operation of such Benefit Plan; (iii) all premiums and contributions to and payments from each Benefit Plan have been timely made under the requirements of all applicable Laws and the terms of the Benefit Plan, or to the extent any premiums or contributions are not yet due, have been adequately accrued on the Financial Statements to the extent required by GAAP; and (iv) all required reports, documents and plan descriptions of the Benefit Plans have been, in all material respects, timely filed with the U.S. Internal Revenue Service and Department of Labor, as applicable, and/or, as appropriate, provided to participants in the Benefit Plans.

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(d) Except as set forth on Schedule 4.19(d), each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) and 501 of the Code (a “Qualified Plan”) is, and has been during the period from its adoption to the date hereof, so qualified and has received a favorable determination letter, opinion letter, or advisory letter from the Internal Revenue Service upon which it may rely as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan. There have been no terminations, partial terminations or discontinuances of contributions to any Qualified Plan during the preceding five years without payment of all obligations and liabilities attributable to such Qualified Plan.

(e) Each Benefit Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code.

(f) The Company does not now nor at any time has maintained any Benefit Plan or policy or been a party to any contract or agreement for the provision of health or other welfare benefits for periods after termination of employment or service (other than as required by the continuation coverage requirements of Section 4980B of the Code), and the Company does not otherwise have any obligation to provide retiree health benefits. The Company has materially complied with the continuation coverage provisions of COBRA and any applicable state laws mandating health insurance continuation coverage for employees.

(g) The Company does not have any current or future obligation or liability with respect to a Benefit Plan pursuant to the provisions of a collective bargaining agreement.

(h) There are no investigations or audits of any Benefit Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to the Company that has not been fully discharged.

(i) Neither the Company nor any ERISA Affiliate has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Benefit Plan for which exemption was not available, or incurred an excise tax under Section 4980H of the Code. The Company and each Benefit Plan has properly classified individuals as employees or independent contractors, as the case may be, within the last five years for all purposes including eligibility, participation, vesting and benefit accrual.

(j) There has been no amendment to, announcement by Buyer, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, manager, officer, employee, independent contractor or consultant, as applicable. Neither Buyer, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

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(k) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code that would subject any Person to excise Taxes under Section 4999 of the Code or result in a loss of deduction; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

4.20 Employees and Employee Relations.

(a) Schedule 4.20(a) sets forth an accurate schedule of all employees (including any employee Seller) of the Company, listing the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of the date hereof. The Company has in all material respects properly classified individuals providing services to the Company within the past six years as independent contractors or employees, and as exempt or non-exempt from applicable state and federal wage and hour laws, as the case may be. Except as described on Schedule 4.20(a), each Company employee is terminable at will, and there are no employment agreements, severance agreements, change of control agreements or similar agreements between any of such employees and the Company, including any agreement or arrangement that provides for any bonus, incentive compensation, deferred compensation, change of control, termination, severance, golden parachute, deal bonus, or similar payments that will become payable to any Company employee as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) The Company has a personal time off, or PTO, policy that provides for the accrual of PTO hours by each employee typically based on the length of the employee’s tenure with the Company, grandfathered tenure from acquisitions or negotiated time off at hire.

(c) No employee or independent contractor of the Company is an undocumented alien. The Company has in its files a Form I-9 (or equivalent form required by any other applicable jurisdiction) that is validly and properly completed in accordance with applicable Law for each employee or independent contractor of with respect to whom such form is required under applicable Law.

(d) Except as set forth on Schedule 4.20(d), (i) there are no pending or, to the Knowledge of the Company, threatened strikes, slowdowns, work stoppages, lockouts or other labor disputes, or any picketing, involving the Company or its employees, now or at any time during the three (3) years preceding the Closing Date, (ii) none of the employees of the Company is or has been represented by any labor union or organization, no demand has been made for recognition by a labor organization by or with respect to any employees of the Company and no union organizing activities or election petition by or with respect to any employees of the Company is taking or since January 1, 2018, has taken place, (iii) no collective bargaining agreement exists or is currently being negotiated by the Company, (iv) there is no pending or, to the Knowledge of the Company, threatened unfair labor practice charge or claim against the Company before the National Labor Relations Board, now or at any time during the three (3) years preceding the Closing Date, and (v) the Company has not entered into and is not in the process of negotiating any neutrality agreement or agreement with similar effect with any labor organization.

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(e) Except as set forth on Schedule 4.20(e), (i) there are no pending or, to the Knowledge of the Company, threatened complaints or charges against the Company before any Governmental Authority regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or any other claims arising from or relating to the employment of the Company’s employees or the termination of such employment or its relationship with any independent contractor, (ii) the Company has not incurred any liability, or taken or failed to take any action that would reasonably be expected to result in any liability on the part of the Company, in respect of any failure to comply with the Fair Labor Standards Act or any other applicable laws dealing with minimum wages, maximum hours or overtime for such employees, except where such failure would not be reasonably expected to have a Material Adverse Effect, (iii) the Company is, and at all times during the past three (3) years has been, in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining agreements, discrimination, civil rights, immigration, safety and health, whistleblower statutes and workers’ compensation, except where such non-compliance would not be reasonably expected to have a Material Adverse Effect, and (iv) since January 1, 2018, there has been no “mass layoff” or “plant closing” (as defined by the WARN Act or similar state or local Laws) with respect to the Company. No individuals engaged by the Company on a temporary or short-term basis through a third-party staffing agency (“Temporary Employees”) are current employees of the Company, and all Temporary Employees have been properly classified. The Company has not received any written notice from any Temporary Employees (or their agent(s)) that the Company qualify as a joint or single employer with a staffing agency.

4.21 Certain Related Business Relationships. Except as set forth on Schedule 4.21, (a) neither the Sellers nor any Related Party is a party to any business arrangement, transaction or relationship or Contract with the Company material to the Business, (b) the Company is not indebted nor does it owe any amounts to any Related Party other than compensation for the current pay period and expense reimbursement incurred in the Ordinary Course of Business, and (c) no Related Party is indebted or owes any material amounts to the Company.

4.22 Suppliers and Customers. Schedule 4.22 sets forth a list of the (i) ten largest vendors and suppliers of the Company and (ii) five largest customers of the Company, measured by dollar amount of purchases and net sales, respectively, for the 2020 fiscal year and the interim period ended on the Balance Sheet Date and, except as disclosed on such Schedule 4.22, since January 1, 2021, none of such vendors, suppliers or customers has substantially reduced, cancelled or terminated its relationship with the Company, or, to the Knowledge of the Company, threatened in writing to reduce, cancel or terminate its relationship with the Company.

4.23 Accounts with Banks and Brokerages; Powers of Attorney. Schedule 4.23 sets forth an accurate schedule of (a) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes; (b) the names in which the accounts or boxes are held; (c) the type of account; and (d) the name of each Person authorized to draw thereon or have access thereto. Schedule 4.23 also sets forth the name of each Person holding a general or special power of attorney from the Company and a description of the terms thereof.

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4.24 Absence of Certain Business Practices. Neither the Company nor any of its Affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office that was illegal to give or offer to give nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

4.25 Competing Lines of Business. Except as set forth on Schedule 4.25, neither the Sellers nor any other Affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company.

4.26 Data Privacy and Security. The Company represents and warrants that it has undertaken commercially reasonable efforts to materially comply with all Laws and contractual and fiduciary obligations as to protection and security of personally identifiable information or personal data (“Personal Data”) to which it is subject. The Company has not received any written inquiries from or been subject to any audit or Proceeding by any Governmental Authority regarding Personal Data. The Company has in place policies and procedures as to collection, use, processing, storage and transfer of Personal Data designed to comply with its legal obligations with respect thereto. No Legal Proceeding alleging (a) a material violation of any Person’s privacy rights or (b) unauthorized access, use or disclosure of Personal Data has been asserted or threatened to Target. Since January 1, 2019, there has not been a material violation by the Company of any Person’s privacy rights or any unauthorized access, use or disclosure by the Company of Personal Data. The Company further represents and warrants that the information technology equipment and related systems owned, used or held for use by the Company (“Systems”) are reasonably sufficient for the Company’s immediate needs. Since January 1, 2019, to the Company’s Knowledge, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Systems that has caused or would reasonably be expected to cause any substantial disruption to the use of such Systems or the Company or any material loss or harm to the Company or its personnel, property, or other assets.

4.27 Brokers and Finders. Except as set forth on Schedule 4.27, neither the Company nor any Seller has entered into nor is bound by any Contract with any Person or firm which may result in the obligation of the Company to pay any finder’s fees, brokerage fees, agent commissions or similar fees, commissions or payments in connection with the transactions contemplated hereby, and there is no claim for payment of any such fees, commissions or payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The responsibility for the payment of any such fees, commissions and payments shall be that of the Sellers, and no broker, finder or agent acting on behalf of the Company will have any valid claim against Buyer or its Affiliates for any such fee, commission or payment for any such fee, commission or payment.

4.28 Full Disclosure. To the Knowledge of the Company, and except as set forth in the Disclosure Schedules, there is no reasonable basis for any material liability or claim with respect to the representations and warranties in Article IV. Without limiting the generality of the foregoing, it is acknowledged that (i) neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company, and (ii) except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedule) and the representations and warranties contained in the other Transaction Documents, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company.

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Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Sellers as follows:

5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to carry on its business, to own or lease and to operate its properties and to enter into and perform this Agreement and Buyer’s obligations hereunder. Buyer is duly qualified or licensed to do business in and is in good standing as a foreign entity in all jurisdictions where Buyer is required to be qualified or licensed to do business as a foreign entity, except where the failure to be qualified or licensed would not have a Material Adverse Effect.

5.2 Authorization. Buyer has the requisite authority and capacity to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. All actions or proceedings necessary to be taken by or on the part of Buyer to authorize and permit the due and valid execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is or will be a party and all other agreements and documents executed by Buyer in connection herewith, and therewith, have been taken by Buyer. This Agreement and the other Transaction Documents to which Buyer is or will be a party have been or will be duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties thereto, constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms and conditions, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application relating to creditors’ rights generally.

5.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under, (a) any Law, order or judgment applicable to Buyer or any of its assets or properties, (b) the charter or formation or other governing or organizational documents of Buyer, including any bylaws or operating agreement, each as amended, or (c) any Contract or other instrument of any kind to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the Parties to consummate the transactions contemplated by this Agreement.

5.4 Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer which: (a) are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or (b) question the legality of the transactions contemplated by this Agreement or any of the Transaction Documents to which Buyer is a party.

5.5 Compliance with Applicable Law. Buyer is in material compliance with all Laws applicable to the conduct of its business.

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5.6 No Brokers. Buyer has not entered into or is bound by any Contract with any Person or firm which may result in the obligation of Buyer to pay any finder’s fees, brokerage fees, agent commissions or similar fees, commissions or payments in connection with the transactions contemplated hereby, and there is no claim for payment of any such fees, commissions or payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The responsibility for the payment of any such fees, commissions and payments shall be that of Buyer, as applicable, and no broker, finder or agent acting on behalf of Buyer will have any valid claim against the Company for any such fee, commission or payment.

Article VI

Pre-Closing Covenants

6.1 Pre-Closing Covenants of the Company.

(a) Reasonable Efforts. The Company shall use its commercially reasonable efforts (i) to cause the conditions to Closing set forth in Section 7.1 to be satisfied as soon as reasonably possible and (ii) to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of such conditions (other than those to be satisfied at the Closing).

(b) Operation of the Company Prior to Closing. From the date hereof through the Closing Date or the earlier termination of this Agreement pursuant to Article X, the Company shall: (i) operate and maintain the Company’s assets, properties and businesses in substantially the same manner in which they have been operated and maintained before the date hereof; and (ii) use commercially reasonable efforts to maintain, preserve and protect the Company’s workforce, rights, goodwill, insurance coverage and the business organization and the relationships the Company currently maintains with its employees, customers and suppliers, in each case, including and subject to reasonable action taken, planned or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of the COVID-19 outbreak, its impact on economic conditions, or actions taken by Governmental Authorities or other Persons in response thereto. Unless otherwise agreed to in writing by Buyer, from the date of this Agreement through the Closing Date, the Company shall not operate or engage in any transaction outside of the Ordinary Course of Business. Except as set forth on Schedule 6.1(b), the Company shall not take any action which, if taken after the Balance Sheet Date but prior to the date hereof, would be required to be disclosed pursuant to Section 4.7.

(c) Consents and Approvals. As promptly as reasonably practicable after the date of this Agreement, the Company shall (i) make all filings, applications and submissions to any Governmental Authority required by Law to be made by them in order to consummate the transactions contemplated hereby, (ii) use commercially reasonable efforts to furnish to Buyer all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby, (iii) keep Buyer apprised of the status of any communications with, and inquires or requests for additional information from, any Governmental Authority, (iv) use commercially reasonable efforts to comply promptly with any such inquiry or request, (v) cooperate with Buyer with respect to all filings Buyer makes in connection with the transactions contemplated hereby, and (vi) use commercially reasonable efforts to obtain all consents and approvals and provide all notices, in each case as identified on Schedule 4.3 and provided that Buyer complies with its obligations as provided in Section 6.2.

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(d) Access. During the period from the date of this Agreement until the Closing or earlier termination of this Agreement pursuant to Article X, the Company shall permit Buyer to have access at all reasonable times, and in a manner so as not to interfere unreasonably with the normal business operations of the Company, to all premises, properties, appropriate senior management officers of the Company, and to all books, records, contracts, Tax Returns, commitments, supporting work papers and documents of or pertaining to the Company and shall furnish Buyer with all financial and operating data and other information concerning the affairs of the Company as Buyer may reasonably request. Notwithstanding the foregoing, prior to the Closing, without the prior written consent of the Company, Buyer shall not contact any suppliers to, or customers, distributors, partners, employees or shareholders of, the Company; provided, that Buyer shall be permitted to contact any such customers and suppliers of the Company who are also current customers and suppliers of Buyer in the ordinary course of its business, but Buyer shall not discuss this Agreement or the transactions contemplated hereby without the prior written consent of the Company.

(e) Exclusivity. Until the Closing or the earlier termination of this Agreement pursuant to Article X, the Company shall not, and shall use its best efforts to ensure that its Affiliates shall not, directly or indirectly, through any Representative or otherwise, (i) solicit, encourage, accept, facilitate, or initiate the submission of any inquiry, offer, proposal or indication of interest by a third party which relates to a transaction or series of transactions involving the Company or the purchase or acquisition of any of the equity securities of the Company or the acquisition, purchase or other disposition of any of the assets of the Company (a “Significant Transaction”), (ii) enter into any agreement requiring the Company or the Sellers to abandon or terminate the transactions contemplated hereby, (iii) participate in any negotiations regarding, or furnish any nonpublic information relating to the Company to any third party (other than Buyer and its Representatives) with respect to any Significant Transaction, or (d) enter into any letter of intent, agreement or similar document relating to any Significant Transaction. Notwithstanding the foregoing, nothing contained in this Section 6.1(e) will limit the Company’s ordinary course communications and/or exchanges of information with its current shareholders, vendors, suppliers and customers; provided, that any communications or exchanges of information (x) do not relate to any Significant Transaction and (y) otherwise comply with the terms of this Agreement and the Confidentiality Agreement.

(f) Terminated Agreements. On or prior to the Closing Date, all contracts and transactions between the Company and any Seller or Affiliate of any Seller that are identified on Schedule 6.1(f) shall be terminated and of no further force and effect after the Closing, without any further Liability to, or payment of consideration by, Buyer or any of its Affiliates following the Closing, and each such termination shall be in writing, in form and substance reasonably satisfactory to Buyer, and delivered to Buyer prior to the Closing.

(g) Tax Matters. Without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned, or delayed, the Company shall not make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

6.2 Pre-Closing Covenants of Buyer.

(a) Reasonable Efforts. Buyer shall use commercially reasonable efforts: (i) to cause the conditions to Closing set forth in Section 7.2 to be satisfied as soon as reasonably possible; and (ii) to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of such conditions (other than those to be satisfied at the Closing).

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(b) Consents and Approvals. As promptly as reasonably practicable after the date of this Agreement, Buyer shall: (i) make all filings required by Law to be made by it in order to consummate the transactions contemplated hereby; (ii) use commercially reasonable efforts to furnish to the Company all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby; (iii) keep the Company apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority; and (iv) use commercially reasonable efforts to comply promptly with any such inquiry or request. Between the date of this Agreement and the Closing Date, Buyer shall cooperate with the Company with respect to all filings that they make in connection with the transactions contemplated hereby and cooperate with the Company in obtaining all consents identified on Schedule 4.3; provided, however, that Buyer will not be required to dispose of any assets or to make any change in its business to obtain the approval of any Governmental Authority.

6.3 Option. The Company and the Option Holder hereby agree that neither the Option Holder nor any other Person shall exercise the Option at any time on or after the date of this Agreement unless and until this Agreement has been terminated in accordance with Article IX, and any such purported exercise shall be deemed void and of no effect.

Article VII

CLOSING CONDITIONS

7.1 Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition (or portion thereof) is waived in writing by Buyer in its sole discretion:

(a) The representations and warranties made by the Company in Article IV shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for those representations that are qualified with respect to materiality, which shall be true and correct in all respects.

(b) The Company shall have performed and complied, in all material respects, with all of the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Since the date of this Agreement, there will have occurred no event nor will there exist any circumstance which, individually or in the aggregate, with all other events and circumstances, has resulted or would reasonably be expected to result in a Material Adverse Effect.

(d) No Law or temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority shall exist against any of the Parties or their properties that restrains or prevents the transactions contemplated hereby.

(e) Each of Mary Lee Vanderkooi and Tracey Altman shall have entered an Employment Agreement and Charles W. Allen shall have entered into the Advisory Agreement.

(f) Each of Charles W. Allen, Mary Lee Vanderkooi and Tracey Altman shall have entered into a Non-Compete Agreement.

(g) Buyer shall have received each of the items described in Section 2.3.

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7.2 Sellers’ Conditions Precedent . The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition (or portion thereof) is waived in writing by the Company in its sole discretion:

(a) The representations and warranties made by Buyer in Article V shall be true and correct in all material respects as of the date hereof and as of Closing Date with the same force and effect as though made at and as of the Closing Date, except for those representations that are qualified with respect to materiality, which shall be true and correct in all respects.

(b) Buyer shall have performed and complied, in all material respects, with all of the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) No Law or temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority shall exist against any of the Parties or their properties that restrains or prevents the transactions contemplated hereby.

(d) Such Seller shall have received each of the items set forth in Section 2.3.

Article VIII

ADDITIONAL AGREEMENTS OF THE PARTIES

8.1 Further Assurances . Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

8.2 Tax Matters.

(a) Tax Returns.

(i) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions) and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with the past practices of the Company, except as required by applicable Law or unless such past practices are not supportable at least at a “more likely than not” level.

(ii) At the sole cost and expense of the Sellers’ Representative, Buyer shall prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns with respect to the Company for any Pre-Closing Tax Period that are due after the Closing Date (taking into account any extensions). Buyer shall deliver a copy of all such Tax Returns to the Sellers’ Representative for its review and comment at least thirty (30) days prior to filing and shall incorporate all reasonable comments from the Sellers’ Representative. The Company shall deliver to the Sellers’ Representative a final copy of any such Tax Returns within fifteen (15) days after the filing thereof. The Sellers shall timely pay all Taxes that are due and payable in respect of such Tax Returns; provided that Sellers shall pay Buyer (or its designee) for all such Taxes within five (5) days of Sellers’ Representative’s receipt of Buyer’s written request for the same; provided, however, that such payment shall be reduced by the MIN Incremental Tax Amount, if any. Any such Tax Return shall be prepared in a manner consistent with the past practices of the Company, except as required by applicable Law or unless such past practices are not supportable at least at a “more likely than not” level. The Company shall file the Company’s Income Tax Returns on or before the due date of such returns (including extensions) and pay any Income Taxes when due.

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(iii) The Company shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns required to be filed by the Company for any Tax period ending after the Closing Date, and pay (or cause to be paid) all Taxes due with respect to such Tax Returns. The Sellers shall timely pay all Taxes that are due and payable in respect of such Tax Returns (provided, in the case of any Straddle Period Tax Returns, Sellers only shall be responsible for the amount of such Taxes allocated to the Pre-Closing Tax Period) provided that Sellers shall pay Buyer (or its designee) for all such Taxes within five (5) days of Sellers’ Representative’s receipt of Buyer’s written request for the same. In order to apportion appropriately any Taxes relating to a Straddle Period, the Parties shall, to the extent required or permitted under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Company for all Tax purposes. In any case where applicable Law does not permit the Parties to treat the Closing Date as the last day of the taxable year or period for purposes of Income, receipts, sales or payroll Taxes, such Taxes shall be apportioned based on the amount which would be payable if the relevant Tax period ended on the Closing Date determined on the basis of an interim closing of the books as of the close of business on the Closing Date. In any case where applicable Law does not permit the Parties to treat the Closing Date as the last day of the taxable year or period for purposes of Taxes other than Income, receipts, sales or payroll Taxes, such Taxes shall be apportioned based on the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. The Company shall deliver a copy of all such Straddle Period Tax Returns to the Sellers’ Representative for its review and comment at least thirty (30) days prior to filing and shall incorporate all reasonable comments from the Seller’s Representative. The Company shall deliver to the Sellers’ Representative a final copy of any such Straddle Period Tax Returns within fifteen (15) days after the filing thereof.

(iv) Unless otherwise required by Law, the parties agree that all losses, deductions, credits and any other Tax benefits available on account of the payment of the Transaction Expenses, the Aggregate Exercise Price and the other transactions or payments contemplated by this Agreement shall be reported in Pre-Closing Tax Periods (and otherwise treated as attributable to Pre-Closing Tax Periods).

(b) Tax Claim. If a notice of deficiency, proposed adjustment, assessment, audit, examination, or Proceeding (a “Tax Claim”) shall be delivered, sent, commenced, or initiated against the Company by any taxing authority with respect to any Taxes for any Pre-Closing Tax Period or Straddle Period, an officer of the Company or the Sellers’ Representative shall promptly notify the Sellers’ Representative or the Company, as applicable, in writing of such Tax Claim. Notwithstanding anything herein to the contrary, Buyer shall control and make all decisions in connection with any Tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) involving the Company after the Closing; provided, that, if the Sellers would have an indemnification obligation hereunder in respect of a Tax Contest, (i) the Sellers’ Representative shall be permitted to fully participate in any such Tax Contest at its expense (on behalf of the Sellers), and (iii) Buyer shall not (and shall not allow the Company to) settle such Tax Contest without the Sellers’ Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed)..

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(c) Cooperation and Exchange of Information.

(i) Buyer, the Company and the Sellers’ Representative shall each cooperate fully, as and to the extent reasonably requested by a Party, in connection with the filing of Tax Returns pursuant to this Section 8.2 and any audit, examination or Proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under this Section 8.2 (including any supporting work papers, schedules and documents).

(ii) Buyer, the Company and the Sellers’ Representative agree, upon request and at the requesting Party’s sole cost and expense, to use good faith commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby) for any Pre-Closing Tax Period.

(d) Pre-Closing Tax Periods. Unless otherwise required by Law or as specifically contemplated in this Agreement, without the prior written consent of Sellers’ Representative (such consent to not be unreasonably withheld, delayed or conditioned), neither Buyer nor the Company will (i) file or amend or permit the Company to file or amend any Tax Return of the Company for any Pre-Closing Tax Period (excluding all Straddle Periods), (ii) extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period (excluding all Straddle Periods), (iii) make or change or cause the Company to make or change, any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period (excluding all Straddle Periods), or (iv) enter into any voluntary disclosure agreement for Taxes, or similar Tax agreement or Tax settlement, with respect to the Company for any Pre-Closing Tax Period (excluding all Straddle Periods).

(e) Tax Refunds. After the Closing Date, excluding any Buyer Tax Refunds, Sellers shall be entitled to all Tax refunds (or Overpayment Credits) with respect to the Company with respect to any Pre-Closing Tax Period but only to the extent such Tax refunds (or Overpayment Credits) (1) are received (or, in the case of Overpayment Credits, utilized) by the Company, Buyer or their respective Affiliates, and (2) are attributable to (A) Taxes paid by or on behalf of the Company on or prior to the Closing Date, (B) Taxes to the extent included in the calculation of Indebtedness or Working Capital, or (C) Taxes paid for or indemnified by the Sellers under this Agreement. The Company or Buyer shall pay to the Sellers’ Representative on behalf of the Sellers any such Tax refund promptly (but in all cases within fifteen (15) business days) after actual receipt of such Tax refund (or, in the case of any Overpayment Credits, promptly (but in all cases within fifteen (15) Business Days) upon filing the applicable Tax Return where such Overpayment Credit is used to reduce Taxes otherwise payable); provided that, any such payments to the Sellers’ Representative on behalf of the Sellers shall be reduced by any Taxes (including withholding Taxes) and costs and expenses attributable to the receipt or delivery of such Tax refund (or application of Overpayment Credits). To the extent any such Tax refund or Overpayment Credit that results in a payment to Sellers’ Representative on behalf of Sellers under this Section 8.2(e) is subsequently disallowed, the Sellers jointly and severally shall repay such amount to Buyer (or its designee) within ten (10) Business Days after receipt of a request therefor together with any interest, penalties, or other additional amounts properly imposed by any applicable Governmental Authority. Any payments to Sellers’ Representative pursuant to this Section 8.2(e) will be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Tax Law.

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(f) Transfer Taxes. 50% of all Transfer Taxes (including any penalties and interest) resulting from, relating to, or arising in connection with the purchase and sale of the Shares shall be borne and paid by the Sellers when due. The Company shall timely prepare and the Party responsible under applicable Tax Law for filing such Tax Returns shall timely file such Tax Return or other document with respect to such Taxes or fees.

(g) Election. Buyer agrees not to make or cause the Company to make any election under Section 338(g) of the Code without the prior written consent of the Sellers

(h) Tax Agreements. All existing Tax indemnity agreements, Tax receivables agreements, Tax sharing agreements, Tax allocation agreements or any similar or analogous arrangement that obligates the Company to make any payment with respect to Taxes of any other Person (other than commercial agreements or arrangements not primarily related to Taxes entered into in the ordinary course of business) shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. On and after the Closing Date, the Company shall not have any further obligations thereunder.

8.3 Sellers’ Representative.

(a) By virtue of the adoption and approval of this Agreement in exchange for payments pursuant to this Agreement, and without any further action of any of the Sellers or the Company, each Seller appoints the Sellers’ Representative to serve as the agent, proxy and attorney-in-fact of such Seller with respect to the matters set forth in this Agreement, the Transaction Documents and any engagement letter pursuant to which the Sellers’ Representative may be engaged for purposes of the purchase and sale of the Shares. Notwithstanding anything to the contrary contained in this Agreement, the Sellers’ Representative shall not have any duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against the Sellers’ Representative. The Sellers’ Representative has been irrevocably appointed as the agent, proxy and attorney-in-fact for each Seller for all purposes specified in this Agreement, including full power and authority on each Seller’s behalf, to: (i) take all actions which the Sellers’ Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to any claims for indemnification hereunder, including determinations to sue, defend, negotiate, settle and compromise any such claims for indemnification made by or against, and other disputes with, Buyer pursuant to this Agreement or any of the agreements or transactions contemplated hereby, (ii) engage and employ agents and to incur such other expenses on each Seller’s behalf as the Sellers’ Representative shall deem necessary or prudent in connection with the administration of the foregoing, and to deduct the cost and expense thereof from any sums that may become payable to any Seller, (iii) accept and receive notices for any Seller pursuant to this Agreement, (iv) take all actions which the Sellers’ Representative considers necessary or desirable with respect to any Tax audits by any Governmental Authority and the resolution thereof including the gathering of funds to pay any Tax deficiency, interest and penalties, and (v) take all other actions and exercise all other rights which the Sellers’ Representative considers necessary or appropriate in connection with this Agreement. It is acknowledged and agreed that such agency and proxy are coupled with an interest, and are, therefore, irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. The Sellers shall be bound by all actions taken and documents executed by the Sellers’ Representative in connection herewith. All decisions of the Sellers’ Representative shall be binding upon each Seller, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Buyer may rely on any action or decision of the Sellers’ Representative hereunder.

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(b) The Sellers’ Representative shall be promptly reimbursed by the Sellers, according to each Seller’s Pro Rata Share, for all reasonable expenses, disbursements and advances incurred by the Sellers’ Representative in such capacity on demand by the Sellers on a several basis in proportion to their Pro Rata Share.

(c) The Person serving as the Sellers’ Representative may be replaced from time to time by the Sellers representing a majority in interest of Fully-Diluted Shares upon written notice to the Company, Buyer and the other Sellers. The Sellers’ Representative may resign from its position as the Sellers’ Representative at any time by written notice delivered to the Sellers. In the event that the Sellers’ Representative (or any successor representative of the Sellers appointed in accordance with this Section 8.3(c)) shall die, become incapacitated, dissolve or resign, the Sellers representing a majority in interest of the Fully-Diluted Shares shall designate a successor representative of the Sellers (and give prompt written notice thereof to the Company, Buyer and the Sellers).

(d) All acts of the Sellers’ Representative hereunder in his, her or its capacity as such shall be deemed to be acts on behalf of the Sellers and not of the Sellers’ Representative individually. The Sellers’ Representative shall not be liable to Buyer or any of its respective Affiliates in his, her or its capacity as the Sellers’ Representative for any liability of a Seller or otherwise or for anything which it may do or refrain from doing in connection with this Agreement. The Sellers’ Representative shall not be liable to the Sellers, in his, her or its capacity as the Sellers’ Representative for any liability of a Seller or otherwise or for any error of judgment, or any act done or step taken or omitted by he, she or it in good faith or for any mistake in fact or law, or for anything which he, she or it may do or refrain from doing in connection with this Agreement or any other Transaction Documents except in the case of Fraud. The Sellers’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or his, her or its duties hereunder, and he, she or it shall incur no liability in his, her or its capacity as the Sellers’ Representative to the Company, Buyer, or the Sellers and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Sellers’ Representative shall not by reason of this Agreement or any other Transaction Documents have a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller.

(e) Each Seller shall indemnify and hold harmless the Sellers’ Representative, according to such Seller’s Pro Rata Share, from any and all Damages that are incurred by the Sellers’ Representative as a result of actions taken, or actions not taken, by the Sellers’ Representative herein, except to the extent that such Damages are finally determined to arise from the Fraud or willful misconduct of the Sellers’ Representative. The Sellers’ Representative shall not have any liability for acting upon any notice, statement or certificate believed by the Sellers’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. Any expenses or taxable income incurred by the Sellers’ Representative in connection with the performance of his, her or its duties under this Agreement or any other Transaction Documents shall not be the personal obligation of the Sellers’ Representative but shall be payable by and attributable to the Sellers based on each such Seller’s Pro Rata Share. Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, the Sellers’ Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of his, her or its duties hereunder from amounts delivered to the Sellers’ Representative pursuant to this Agreement or any other Transaction Documents. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of his, her or its duties hereunder or any other Transaction Documents, the Sellers’ Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be payable to Sellers to itself. The Sellers’ Representative may also from time to time submit invoices to Sellers covering such expenses and liabilities and, upon the request of any Seller, shall provide such Seller with an accounting of all expenses and liabilities paid.

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(f) All deliveries to be made hereunder by the Indemnified Persons to any Seller may be made to the Sellers’ Representative on behalf of such Seller and any delivery so made to the Sellers’ Representative shall constitute full performance of such delivery obligations hereunder of such Indemnified Person.

8.4 Access to Records after Closing . For a period of six years after the Closing Date, each Seller and his, her or its respective Representatives shall have reasonable access, subject to confidentiality obligations, to all of the books and records of the Company pertaining to its activities or operations prior to the Closing to the extent that such access may reasonably be required by the Sellers in connection with any legitimate Tax or other matter reasonably related to activities or operations of the Company prior to the Closing; provided, that nothing herein shall require any Party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any legal requirement or would result in the disclosure of any trade secrets or other sensitive, competitive information. Such access shall be afforded by the Company upon receipt of reasonable advance notice and during normal business hours, and each Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 8.4. If Buyer or the Company shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer or the Company shall, prior to such disposition, give the Sellers’ Representative a reasonable opportunity, at the Sellers’ expense, to segregate and remove such books and records as the Sellers’ Representative may elect.

8.5 Employees and Employee Benefits . Notwithstanding any provision herein, no term of this Agreement shall be deemed to create any contract with any employee of the Company (an “Employee”), or to give any Employee the right to be retained in the employment of the Company or any related employer, or to interfere with the right of the Company to terminate employment of any Employee at any time. Except as otherwise provided in this Section 8.5, nothing in this Agreement shall diminish the rights of Buyer or the Company to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the Parties, and the Employees are not intended to be and shall not be construed as beneficiaries hereof.

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Article IX

INDEMNIFICATION

9.1 Indemnification by Sellers.

(a) Joint and Several Obligations of the Sellers. Subject to the terms set forth in this Article IX, the Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer and its Affiliates, officers, managers, directors, agents, successors and assigns (collectively, the “Buyer Indemnified Persons”) from and against any and all Damages suffered or incurred by any such Buyer Indemnified Person by reason of, arising out of or based upon any of the following:

(i) any breach of any representation or warranty of the Company in Article IV of this Agreement;

(ii) any breach of any covenant or agreement of the Company in this Agreement or any Transaction Document;

(iii) all Pre-Closing Tax Liabilities; and

(iv) all Transaction Expenses.

(b) Several Obligations of each Seller. Subject to the terms set forth in this Article IX, each Seller, severally and not jointly, shall indemnify, defend and hold harmless Buyer Indemnified Persons from and against any and all Damages suffered or incurred by any such Buyer Indemnified Person by reason of, arising out of or based upon any of the following:

(i) any breach of any representation or warranty of such Seller in Article III of this Agreement; and

(ii) any breach by such Seller of, or failure by such Seller to perform, any of its covenants contained in this Agreement, provided that no Seller shall have liability pursuant to this Agreement for any failure to perform by any other Sellers.

(c) Limitations on Indemnification by Sellers. The indemnification under Section 9.1(a)(i) above shall be subject to the following limitations:

(i) Deductible. Sellers shall not be liable to Buyer Indemnified Persons for indemnification under Section 9.1(a)(i) unless and until Buyer Indemnified Persons have suffered or incurred Damages in excess of Seventy-Five Thousand Dollars ($75,000.00) (the “Deductible”), at which point Buyer Indemnified Persons shall be entitled to recover the amount of all Damages in excess of the Deductible; provided, however, with respect to any claim as to which Buyer Indemnified Persons may be entitled to indemnification under Section 9.1(a)(i), Sellers shall not be liable for any individual Damage which does not exceed Five Thousand Dollars ($5,000) (“Mini-Basket”) (which Damages shall not be counted towards the Deductible or Cap to the extent less than the Mini-Basket); provided, further, that Mini-Basket and the Deductible shall not apply to any claim or Action based on (A) breach of or inaccuracy in any Fundamental Representation or (B) any claim or Action based on any unpaid Transaction Expenses, any Fraud, intentional misrepresentation or willful or criminal misconduct (each of (A) and (B), a “Fundamental Damage”).

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(ii) Cap. Sellers shall not be liable to Buyer Indemnified Persons for indemnification under Section 9.1(a)(i) for Damages in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Cap”); provided, that the Cap shall not apply to Fundamental Damages, nor shall Fundamental Damages count towards satisfaction of the Cap.

(iii) Exception. Notwithstanding anything to the contrary contained in this Agreement and for the avoidance of doubt, the limitations set forth in Section 9.1(c) shall not apply to indemnification under Section 9.1(a)(ii)-(iv) or under Section 9.1(b). Notwithstanding the foregoing, no Seller shall be liable for any indemnification obligations in excess of the actual cash proceeds received by such Seller.

9.2 Indemnification by Buyer . Subject to the terms set forth in this Article IX, Buyer shall indemnify, defend and hold harmless Sellers and their respective successors, heirs and permitted assigns (“Seller Indemnified Persons”), from and against any and all Damages suffered or incurred by any Seller Indemnified Person by reason of, arising out of or based upon:

(a) Any breach of any representation or warranty of Buyer in this Agreement to which Buyer is a party; and/or

(b) Any breach of any covenant or agreement of Buyer in this Agreement or in any Transaction Document to which Buyer is a party.

9.3 Survival.

(a) General Representations. The representations and warranties contained in Article IV (other than the Fundamental Representations, as provided below) shall survive the Closing and remain in full force and effect through and including the fifteen (15)-month anniversary of the Closing Date.

(b) Seller and Fundamental Representations. The representations and warranties contained in Article III and the Fundamental Representations shall survive the Closing and remain in full force and effect through and including the sixth (6th) anniversary of the Closing Date.

(c) Covenants. All covenants and agreements of the party contained herein shall survive the Closing for the period explicitly specified therein, or, if not stated, until expiration of the applicable statute of limitations.

(d) Notice. All representations, warranties and covenants shall survive beyond the applicable period with respect to any breach thereof or inaccuracy therein, as applicable, if and only if proper notice of such breach or inaccuracy shall have been duly given within such applicable period in accordance with this Article IX.

9.4 Limitations

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(a) Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Person shall have any right to indemnification for any Damages to the extent such Damages (i) are due to the unavailability in any taxable period (or portion hereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute of the Company from a Pre-Closing Tax Period, (ii) result from the breach by Buyer of any covenant or agreement in this Agreement, or (iii) are for Taxes imposed on the Company for any period on or prior to the Closing Date to the extent resulting from any action taken by Buyer or the Company after the Closing.

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(b) For the avoidance of doubt, if an Indemnified Person is entitled to indemnification under more than one provision of this Agreement with respect to Damages, then such Indemnified Person shall be entitled to only one indemnification or recovery for such Damages to the extent it arises out of the same set of circumstances and events; it being understood that this Section 9.4(b) is solely to preclude a duplicate recovery by an Indemnified Person or recovery in excess of actual Damages.

(c) For purposes of calculating the amount of Damages resulting from any inaccuracy in or breach of any representation or warranty by the Company in Article IV (and for the avoidance of doubt, the determination of whether such representation or warranty is inaccurate or breached) such calculation and determination shall be made without giving effect to any materiality, Material Adverse Effect or other similar qualification set forth in such representation or warranty, provided, however, that for purposes of determining a breach of any representation or warranty, the foregoing does not apply to: (i) breaches of Fundamental Representations, or any other indemnification claims that are exempt from the Deductible; and (ii) Section 4.28 (and, in particular, the first sentence thereof).

(d) Any claim by an Indemnified Person based upon any inaccuracy in or breach of any representation or warranty by a Seller of its representations and warranties contained in Article III shall be brought and recovered solely against such Seller. Any claim by an Indemnified Person based upon Fraud of a Seller shall be brought and recovered solely against such Seller.

9.5 Notice of Claims . Any Indemnified Person seeking indemnification hereunder shall give to the Sellers’ Representative a written notice (a “Claim Notice”) describing in reasonable detail the nature and basis of the claim for indemnification hereunder (a “Claim”), the facts giving rise to such Claim and (if then known) the amount or the method of computation of the amount of the Damages related to such Claim, a reference to the provision of this Agreement upon which such Claim is based. Subject to the limitations on survival of the Sellers’ indemnification obligations set forth in Section 9.3, no failure to give a Claim Notice shall affect, limit or reduce the indemnification obligations of a Seller hereunder; provided, however, to the extent such failure actually prejudices such Seller’s ability to defend a Proceeding giving rise to the indemnification claim, the Sellers shall not be responsible for any Damages directly resulting from such prejudice.

9.6 Third-Party Claims.

(a) In the event of a Claim that is based upon or arises out of a claim by a third party (a “Third Party Claim”), a Seller may elect to retain counsel of its choice (reasonably satisfactory to the Indemnified Person) to represent the Indemnified Person in connection with the defense of such Third-Party Claim and shall pay the fees, charges and disbursements of such counsel; provided, that such Seller acknowledges in writing its indemnification obligations under this Agreement, subject to reservation of rights related to discovery of any facts or other matters related to such Third Party Claim and indemnification therefor; provided, however, that such Seller shall not be entitled to control, and the Indemnified Person, subject to Section 9.6(b), shall be entitled to have sole control over, the defense or settlement of any Third Party Claim (and the reasonable costs of such defense and any Damages with respect to such Third Party Claim shall constitute an amount for which the Indemnified Person is entitled to indemnification hereunder) if (i) such Third Party Claim is with respect to a criminal Proceeding, indictment or allegation, (ii) such Third Party Claim could reasonably result in an indemnification claim against the Sellers for an aggregate amount in excess of the Deductible or (iii) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Person. The Indemnified Person may participate, at its own expense and through legal counsel of its choice; provided, that (A) such Seller may elect to control the defense of the Indemnified Person in connection with such Third-Party Claim and (B) the Indemnified Person and their counsel shall cooperate with such Seller and its counsel in connection with such Third-Party Claim. Such Seller shall not settle any such Proceeding without the relevant Indemnified Person’s prior written consent (which shall not be unreasonably withheld), unless the terms of such settlement provide for no relief other than the payment of monetary damages by such Seller, such settlement provides a full release of the Indemnified Person from all liability in respect of such claim and with no finding or admission of any violation of law.

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(b) Notwithstanding the foregoing, if a Seller does not within 15 Business Days after receipt of a Claim Notice for a Third-Party Claim furnish written notice to the Indemnified Person that such Seller elects to retain counsel and assume control of the defense of such Third-Party Claim, then the Indemnified Person shall have the right, and without waiving any rights against such Seller, to continue the defense of, and with the consent of such Seller (such consent not to be withheld unreasonably), to compromise or settle such Third-Party Claim on behalf and for the account of such Seller, and subject to the limitations set forth in this Agreement, shall be entitled to collect the amount of any Damages in connection therewith from such Seller as required by this Article IX. Under no circumstances will such Seller have any liability in connection with any settlement of any Proceeding that is entered into without its prior written consent (which shall not be unreasonably withheld, delayed or conditioned). To the extent that the provisions of this Section 9.6 conflict with the provisions of Section 8.2(b) with respect to a Tax Claim, the provisions of Section 8.2(b) shall control.

9.7 Non-Third Party Claims . In the event that any Indemnified Person asserts the existence of a Claim giving rise to Damages other than with respect to a Third Party Claim, in the Claim Notice such Person shall also indicate the date on which such assertion shall be deemed accepted and the amount of the Claim deemed a valid claim (such date to be established in accordance with the next sentence). If a Seller, within 60 days after the mailing of notice by such Indemnified Person, shall not give written notice to such Indemnified Person announcing such Seller’s intent to contest such assertion of such Indemnified Person, such assertion shall be deemed accepted and the amount of such Claim shall be deemed a valid claim. In the event, however, that such Seller contests such assertion of a Claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such Claim. If the parties cannot resolve such dispute after good faith negotiations with respect thereto within 60 days after the notice provided by such Seller, such Seller shall be deemed to have rejected such claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement.

9.8 Determination of Indemnification Amounts; Insurance . After the giving of any Claim Notice, the amount of indemnification to which an Indemnified Person shall be entitled under this Article IX shall be determined: (a) by the written agreement between the Indemnified Person and a Seller; (b) by a final judgment or decree of the arbitrator or arbitration tribunal, or court of competent jurisdiction, as applicable; (c) pursuant to Section 9.7 with respect to non-Third Party Claims or (d) by any other means to which the Indemnified Person and such Seller shall mutually agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Person shall have the burden of proof in establishing the amount of Damages suffered by it. The amount of any and all Damages under this Article IX shall be determined net of any insurance proceeds actually received by any such Indemnified Person in respect of any such Damages. In the event that any such insurance proceeds are not received until after an indemnification claim has been paid hereunder, then the amount of any such insurance proceeds will be applied, first, to refund any payments made by any Seller which would not have been paid had such recovery been made prior to payment and, second, any excess to the Indemnified Person. For any Damages payable under this Article IX, each Indemnified Person shall use commercially reasonable efforts to collect any amounts available under applicable insurance policies. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages. If an Indemnified Person actually recovers from third Persons any amount in respect of a matter with respect to which a Seller has indemnified such Indemnified Person pursuant to this Agreement, such Indemnified Person shall promptly pay over to such Seller the amount so recovered, up to the amount previously so paid by such Seller to or on behalf of the Indemnified Person in respect of such matter (net of any reasonable costs of collection, deductibles, increases in premiums and reasonable expenses arising directly therefrom and actually incurred by the Indemnified Person). Each of the Parties agrees to take commercially reasonable steps to mitigate their respective Damages, in each case, to the extent required by, and in accordance with, applicable Law.

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9.9 Tax Treatment of Indemnification Payments . Any indemnification payment under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Tax Law.

9.10 Remedies.

(a) Offset. Subject to Section 9.4, if a Buyer Indemnified Person has a right to payment that is actually due and payable from a Seller for an amount that has not been paid in cash within five (5) Business Days after written demand for such payment, then Buyer shall first recover such unpaid amount by a set-off against the Post-Closing Cash Payment Amount otherwise required to be paid by Buyer to such Seller until such time as such amount has been reduced to zero, and thereafter Buyer may recover any unpaid amount directly from such Seller.

(b) Exclusive Remedy. Each of the Parties acknowledges and agrees that, from and after the Closing, its and its respective Indemnified Persons’ sole and exclusive remedy against the applicable Seller with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article IX, except for claims for Fraud or actions for specific performance or injunctive relief. In furtherance of the foregoing, no Indemnified Person may avoid the limitations on liability set forth in this Article IX by seeking damages for breach of contract, tort or pursuant to any other theory of liability, and each Party hereby waives, from and after the Closing, to the fullest extent permitted under any applicable Law, any and all other rights, claims and causes of action for any breach of any such representation, warranty, covenant, agreement or obligation it may have against the other Parties and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX, except for claims for Fraud and actions for specific performance or injunctive relief.

Article X

TERMINATION

10.1 Termination Events . This Agreement may be terminated:

(a) by mutual consent of Buyer and the Sellers’ Representative;

(b) by Buyer by written notice to the Sellers’ Representative if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured within 10 days of the Sellers’ Representative’s receipt of written notice of such breach from Buyer; or

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(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Sellers’ Representative by written notice to Buyer if:

(i) the Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Buyer within 10 days of Buyer’s receipt of written notice of such breach from the Sellers’ Representative; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Sellers or the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

10.2 Effect of Termination . If this Agreement is terminated under Section 10.1, no Party shall have any further right or obligation under this Agreement, except that the obligations in this Section 10.2 (Effect of Termination), and in Article XI (Miscellaneous) shall survive; provided, however, that no such termination shall relieve any Party from any liabilities or damages resulting from (a) the failure of any Party to consummate the transactions contemplated by this Agreement after the satisfaction or full waiver of the closing conditions set forth in Article VII (to the extent such conditions are required to be satisfied prior to the Closing) or (b) any Fraud by any Party.

Article XI

MISCELLANEOUS

11.1 Notices . Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be: (a) delivered personally; (b) sent by U.S. mail, postage prepaid, certified or registered mail, return receipt requested, (c) sent by reputable overnight courier, delivery charges prepaid; or (d) transmitted by electronic transmission (with confirmation of receipt of electronic transmission), according to the instructions set forth below. These notices will be sent to the following addresses and/or facsimile numbers and will be deemed given: (i) if delivered personally, at the time delivered; (ii) if sent by U.S. mail, four days after being deposited in the mail; (iii) if sent by reputable overnight courier, at the time delivered; or (iv) if transmitted by electronic transmission during normal business hours, at the time when receipt is confirmed, or otherwise, subject to confirmation of receipt, on the next following Business Day.

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If to the Sellers, to the Sellers’ Representative:	with a copy to (which copy shall not constitute notice):

Charles W. Allen	Waller Lansden Dortch & Davis, LLP
2451 Atrium Way	511 Union Street, Suite 2700
ashville, Tennessee 37214	Nashville, Tennessee 37219
E-mail: chuck.allen@amgparade.com	Attn: J. Chase Cole
E-mail: Chase.Cole@wallerlaw.com

If to Buyer, to:	with a copy to (which copy shall not constitute notice):

c/o The Arena Group Holdings, Inc.	c/o The Arena Group Holdings, Inc.
200 Vesey Street, 24th Floor	200 Vesey Street, 24th Floor
New York, NY 10281	New York, NY 10281
Attn: Ross Levinsohn, Chief Executive Officer	Attn: Julie R. Fenster, General Counsel
E-mail: ross@si.com	E-mail: legal@thearenagroup.net

or to another address as either Party may indicate by notice delivered to the other Party in accordance with the provisions of this Section 11.1.

11.2 Public Announcement; Confidentiality of Agreement and Purchase . Each Party shall not, without the prior approval of Buyer and the Sellers’ Representative, issue any press release or other public announcement concerning this Agreement or the transactions contemplated by this Agreement, except to the extent that such Party shall be so obligated by Law; provided, that the Party so obligated by Law desiring to make public disclosure of this Agreement or the transactions contemplated by this Agreement shall be obligated to give Sellers’ Representative and Buyer prior notice of the press release or other public announcement. Notwithstanding the foregoing, each of the Parties will be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (a) to its Representatives and its Affiliates, (b) to its and its Affiliates’ investors in connection with summary information about such Party’s or any of such Party’s Affiliates financial condition, and (c) to any of such Party’s Affiliates, auditors, attorneys, financing sources, potential investors or other agents or any other Person to whom such Party or any of such Party’s Affiliates discloses such information in the Ordinary Course of Business; provided, that in the case of disclosures made pursuant to clauses (a) through (c), the recipient is informed of the confidential nature of such information; provided, however, Buyer will be entitled to issue a “tombstone” or similar advertisement without obtaining such prior approval, so long as such “tombstone” or similar advertisement does not refer to the Purchase Price paid pursuant to this Agreement or other financial terms. Notwithstanding anything to the contrary in this Section 11.2, any Party or any of their Affiliates or successors may issue press releases, make web postings or other public announcements that include information that was included in any press releases or announcements made in accordance with the first sentence of this Section 11.2 (if any). The Parties shall otherwise maintain the confidentiality, and not disclose the terms of this Agreement.

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11.3 Entire Agreement; Amendments . This Agreement and the Schedules and Exhibits referred to in this Agreement contain the entire understanding of the Parties with regard to the subject matter contained in this Agreement and supersede all prior written or oral agreements, understandings or letters of intent between the Parties (other than the Confidentiality Agreement, which will continue in full force and effect until the Closing, at which time it will terminate and be of no further force and effect as of the Closing). This Agreement may be amended, modified or supplemented only by a written agreement signed by each of the Parties.

11.4 Successors and Assigns; No Beneficiaries . The rights of each Party under this Agreement are not assignable without the written consent of the other Parties. Notwithstanding the foregoing, Buyer may assign this Agreement and its rights hereunder to any of its Affiliates (so long as it remains liable for its obligations hereunder) or as security for the account of any lender providing financing (or any refinancing thereof) to Buyer and the Company or their Affiliates for the purpose of securing such financing. This Agreement is binding upon and inures to the benefit of the Parties and their successors and permitted assigns. Except as set forth in Article IX, Section 11.13 and Section 11.16, nothing in this Agreement, expressed or implied, is intended or will be construed to confer upon any Person other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

11.5 Waivers . Any term or provision of this Agreement may be waived, or the time for its performance may be extended, only pursuant to a writing signed by the Party or Parties entitled to the term’s or provision’s benefit. Any waiver will be validly and sufficiently authorized for purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of that Party. No waiver or any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.

11.6 Partial Invalidity . In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the Parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11.7 Execution in Counterparts . This Agreement may be executed in counterparts, each of which will be considered an original instrument and will become binding when each of the counterparts has been signed by each of the Parties and delivered to the other Party. The exchange by the Parties of copies of this Agreement and executed signature pages hereto by facsimile or other electronic transmission shall constitute effective execution and delivery of the Agreement and may be used in lieu of the original thereof for all purposes. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the Party against whom enforcement of this Agreement is sought.

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11.8 Disclosure Schedules.

(a) The disclosures set forth in any schedules to this Agreement (the “Disclosure Schedules”) are to be taken as relating to the representations and warranties of the Company, notwithstanding the fact that the Disclosure Schedules are arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section and notwithstanding that a particular representation and warranty may not make a reference to the Disclosure Schedules; provided, in each case, that it is reasonably apparent on the face of such applicable disclosure that it is applicable to such other sections or schedules not specifically referenced. The inclusion of information in the Disclosure Schedules shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the Ordinary Course of Business for purposes of this Agreement.

(b) Any time prior to the Closing, the Company and the Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter arising or of which it becomes aware after the date hereof (with each such supplement or amendment delivered to Buyer by the Sellers or the Company a “Schedule Supplement”). If, in light of the matters disclosed on a Schedule Supplement, Buyer has the right to terminate this Agreement pursuant to ARTICLE X, but fails to exercise such right within five Business Days of its receipt of a Schedule Supplement, then any disclosure in any such Schedule Supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement and Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived any right to indemnification under Section 9.1(a)(i) with respect to such matter.

11.9 No Inferences . This Agreement has been mutually prepared, negotiated and drafted by the Parties. The Parties agree that the terms of this Agreement will be construed and interpreted against each Party in the same manner and that none of this Agreement’s provisions will be construed or interpreted more strictly against one Party on the assumption that an instrument is to be construed more strictly against the Party that drafted the Agreement.

11.10 Interpretation . In this Agreement, unless the context otherwise requires:

(a) References to this Agreement are references to this Purchase Agreement and to the schedules and exhibits hereto;

(b) References to Articles, Sections, Annexes, Exhibits and Schedules are references to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement, respectively;

(c) References to any Party to this Agreement shall include references to its respective successors and permitted assigns;

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(d) Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(e) The Exhibits, Schedules and Annexes referred to in this Agreement will be construed with and as an integral part of this Agreement to the same extent as if they were set forth in the Agreement.

(f) References to the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

(g) References to any document (including this Agreement) are references to that document as of the date hereof and as amended, consolidated, supplemented, novated or replaced by the Parties hereto from time to time;

(h) References to any Law are references to that Law as of the date hereof and the Closing Date, and all rules and regulations promulgated thereunder;

(i) References to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;

(j) The words “includes,” “including” and words of similar import are not limiting, but rather shall be deemed to be followed by the words “without limitation” if such words or the equivalent thereof are not present, and any list of items that may follow such word shall not be deemed to represent a complete list of, or be limited to, the contents of the reference of the subject;

(k) The singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require, and the term “or” shall mean “and/or”; and

(l) Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP, and if the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(m) References to “$” or “dollars” shall be to U.S. dollars and references to “days” shall be to calendar days.

11.11 Governing Law; Venue and Jurisdiction . This Agreement is governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of Law provisions that may direct the application of the Laws of another jurisdiction. ANY PROCEEDING THAT ARISES OUT OF OR RELATES IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH STATE OR FEDERAL COURTS OF NEW YORK AND WAIVE THEIR RIGHT TO CHALLENGE ANY PROCEEDING INVOLVING OR RELATING TO THIS AGREEMENT ON THE BASIS OF LACK OF JURISDICTION OVER THE PERSON OR FORUM NON CONVENIENS.

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11.12 Legal Expenses for Prevailing Party . In the event any Proceeding is commenced or threatened by any Party (the “Claiming Party”) to enforce its rights under this Agreement against any other Party (the “Defending Party”), if the Defending Party is the prevailing Party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the Defending Party in such Proceeding shall be reimbursed by the Claiming Party; provided, that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis. For purposes hereof, and without limitation, the Defending Party shall be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Proceeding and (a) such underlying claim(s) are subsequently dropped, voluntarily dismissed or voluntarily reduced and/or (b) the Defending Party defeats any such claim(s).

11.13 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.

(a) Buyer shall not assert, and each agrees to cause the Company to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Sellers’ Representative, any Seller or any officer, employee, director, manager or governor of the Company (any such person a “Designated Person”) in any matter involving this Agreement or any other Transaction Document or transactions contemplated hereby or thereby (including any Proceeding), by Waller (the “Current Representation”).

(b) Buyer waives and shall not assert, and Buyer agrees to cause the Company to waive and to not assert, any attorney-client privilege or confidentiality obligation with respect to any communication between Waller and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Company, it being the intention of the Parties that all such rights to such attorney-client privilege and confidential information and to control such attorney-client privilege and such confidential information shall be retained by such Designated Person; provided, that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby and thereby, or the subject matter hereof or thereof, or to communications with any Person other than the Designated Persons and their advisors.

11.14 Specific Performance . Each of the Parties acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the necessity of posting a bond, in any action instituted in accordance with this Agreement, in addition to any other remedy to which it may be entitled, at law or in equity.

11.15 Waiver of Jury Trial . EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

11.16 Expenses . All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses (it being understood that Waller, as counsel to the Company, has been engaged to represent the Company with respect to this Agreement and the transactions to be consummated hereby for the benefit of the Company and the Sellers).

11.17 Release . Effective as of the Closing Date, and except as set forth below, each Seller (each, a “Releasor”), on behalf of itself and its respective officers, directors, members, managers, equityholders, Subsidiaries and affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of Buyer and the Company’s past and present stockholders and past, present or future officers, managers, directors, equityholders, partners, members, affiliates, employees, counsel, representatives and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever in respect of any Release on or prior to the Closing Date. Each Releasor agrees not to, and agrees to cause its respective officers, directors, members, managers, equityholders, Subsidiaries and affiliates, and each of their respective successors and assigns, not to, assert any claim against the Releasees. Notwithstanding the foregoing, each Releasor and its respective officers, directors, members, managers, equityholders, Subsidiaries and affiliates, and each of their respective successors and assigns retain, and do not release, (a) their rights and interests under the terms and conditions of this Agreement and the Confidentiality Agreement and any claim thereunder, and (b) any claim based upon Fraud.

11.18 Copy of Data Room . On the Closing Date, Sellers will order an electronic copy of the Data Room for delivery to Buyer within a reasonable amount of time after the Closing Date (but, in no event later than ten (10) days after the Closing Date).

[Signature Pages Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on and as of the date first written above.

COMPANY:

ATHLON HOLDINGS, INC.

By:	/s/ Charles W. Allen
Name:	Charles W. Allen
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this Agreement on and as of the date first written above.

BUYER:

THE ARENA GROUP HOLDINGS, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement on and as of the date first written above.

SELLERS:

/s/ Charles W. Allen
Charles W. Allen

/s/ Mary Lee Vanderkooi
Mary Lee Vanderkooi

/s/ Robert T. Doster
Robert T. Doster

/s/ Donald M. Malone
Donald M. Malone

/s/ Tracey Altman
Tracey Altman

ANNEX I

Defined Terms

“Accounts Receivable” means all notes receivable, trade receivables, accounts receivable and other receivables and rights to payment of the Company.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Advisory Agreement” means an agreement between the Company and Charles W. Allen in the form set forth in Exhibit C attached hereto.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

“Aggregate Exercise Price” has the meaning set forth in Section 2.3(a)(ii).

“Agreement” has the meaning set forth in Preamble of this Agreement.

“ARP” means the American Rescue Plan Act of 2021 (Pub. L. 117-2), as amended, and the guidance, rules and regulations promulgated thereunder.

“Assets” means all of the Company’s assets, properties and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, accrued, contingent or otherwise.

“Balance Sheet Date” has the meaning set forth in Section 4.5(a)(ii).

“Benefit Plan” or “Benefit Plans” has the meaning set forth in Section 4.19(a).

“Business” means the publishing of special-interest consumer sports magazines, websites, and other branded products, including sports annuals, newsletters, and handbooks, and the selling of authenticated sports memorabilia to consumers and wholesale clients.

“Business Day” means a day other than Saturday, Sunday, or any day on which the principal commercial banks are authorized or obligated to close under the federal Laws of the United States.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Persons” has the meaning set forth in Section 9.1(a).

“Buyer SEC Reports” means all reports, schedules, forms, statements, and other documents required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

“Buyer Share Amount” has the meaning set forth in Section 2.2(b).

“Buyer Shares” has the meaning set forth in Section 2.2(b).

Annex I, Page 1

“Buyer Tax Refunds” means any Tax refund (or Overpayment Credit) with respect to the Company actually received by Buyer or the Company with respect to the Pre-Closing Tax Period to the extent (A) such Tax refund (or Overpayment Credit) was reflected or otherwise taken into account as a reduction in the calculation of Indebtedness or Working Capital (in each case, as finally determined under this Agreement); (B) the Company is under any legal obligation on or prior to the Closing Date to pay over such Tax refund (or Overpayment Credit) to any Person (other than pursuant to this Agreement); or (C) such Tax refund (or Overpayment Credit) results from the carryback of a Tax attribute of Buyer or its Affiliates or the Company from a tax period (or portion thereof) beginning after the Closing Date.

“CAA” means the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), as amended, and the guidance, rules and regulations promulgated thereunder.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended (including any amendments thereto by the CAA or the ARP) and any administrative or other guidance published with respect thereto by any Governmental Body, or any other Law or executive order or executive memo (including both the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) intended to address the consequences of COVID-19.

“Cap” has the meaning set forth in Section 9.1(b)(ii).

“Charter” means the Company’s Amended and Restated Charter, as amended, as in effect as of immediately prior to the Closing Date.

“Claim” has the meaning set forth in Section 9.5.

“Claiming Party” has the meaning set forth in Section 11.12.

“Claim Notice” has the meaning set forth in Section 9.5.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Payment” means (a) the Purchase Price (subject to adjustment in accordance with Section 2.2(f)(ii)), minus (b) the Buyer Share Amount, minus (c) the Post-Closing Cash Payment Amount, minus (d) the MIN Payment Amount (unless paid on the Closing Date).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Share” has the meaning set forth in the definition of Shares.

“Common Stock” has the meaning set forth in the definition of Shares.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Confidentiality Agreement” means the confidentiality agreement dated as of August 17, 2021 by and between the Athlon Sports Communications, Inc. and TheMaven, Inc., a Delaware corporation.

Annex I, Page 2

“Contracts” means all legally binding contracts, agreements, leases and licenses.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, or as trustee, executor or otherwise.

“Current Representation” has the meaning set forth in Section 11.13(a).

“Damages” means all claims, losses, damages, Taxes, liabilities, judgments, fines, penalties, disbursements, settlements, awards, charges, obligations, costs and expenses (including settlement costs and any reasonable legal, attorneys and other fees, costs and expenses and disbursements for investigation, assertion, arbitration or defense thereof); provided, however, that in no event shall Damages include the loss of anticipated future business or profits, diminution in value, damages based on a multiple of earnings, or indirect, incidental, consequential, special, exemplary or punitive damages of any kind.

“Data Room” means that certain virtual data room hosted by DataSite pursuant to which the Company has disclosed Confidential Information to Buyer in connection with this Agreement and the Confidentiality Agreement.

“Deductible” has the meaning set forth in Section 9.1(b)(i).

“Defending Party” has the meaning set forth in Section 11.12.

“Deferred Payroll Taxes” means any Taxes payable by the Company that (i) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar Law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).

“Designated Person” has the meaning set forth in Section 11.13(a).

“Disclosure Schedules” has the meaning set forth in Section 11.8(a).

“Employee” has the meaning set forth in Section 8.5.

“Employment Agreement” means an agreement between the Company and each of Mary Lee Vanderkooi and Tracey Altman, substantially in the forms set forth in Exhibit B-1 and Exhibit B-2, respectively, attached hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as of any date, any corporation or trade or business that must be treated as a single employer with the Company pursuant to Section 414(b) or (c) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 4.5(a).

Annex I, Page 3

“Fraud” means, with respect to a Party, actual fraud (as determined under Delaware law) with respect to the making of the representations and warranties contained in this Agreement; provided, that such actual fraud of such Party shall only be deemed to exist if any executive officer of the Company or any Seller, as applicable (in the case of the Company or the Sellers), or any executive officer of Buyer (in the case of Buyer) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties (as qualified by the Disclosure Schedules) made by the Company, on the one hand, or Buyer, on the other hand, were actually breached when made, with the express intention that the other Party rely thereon to its detriment.

“Fully-Diluted Shares” means, without duplication, the aggregate number of all issued and outstanding Common Shares, plus the aggregate number of Common Shares into which each Preferred Share is convertible under the Charter (taking into account any then applicable anti-dilution adjustment under the Charter), in each case as of immediately prior to the Closing Date.

“Fundamental Damage” has the meaning set forth in Section 9.1(b)(i).

“Fundamental Representations” mean, (a) with respect to the Company, the representations and warranties in Section 4.1 (Status), Section 4.2 (Authorization), Section 4.4 (Capitalization), Section 4.11 (Tax Matters) and Section 4.27 (Brokers and Finders); and (b) with respect to Buyer, the representations and warranties in Section 5.1 (Organization) and Section 5.2 (Authorization).

“GAAP” means U.S. generally accepted accounting principles, and, in the case of any specific entity, as consistently applied in accordance with the historical practices of preparation of such entity.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Income Tax” or “Income Taxes” means all income and excise Taxes based on or measured by income, net income, or profits imposed by any Governmental Authority and any interest and penalties thereon.

“Indebtedness” means, with respect to any Person, (a) any outstanding indebtedness for borrowed money, (b) all obligations represented by bonds, notes, debentures or similar instruments (excluding bankers’ acceptances and outstanding letters of credit), (c) all obligations related to capital leases (as defined in accordance with GAAP), (d) all obligations for deferred purchase price and “earn out” payments with respect to assets, securities or services (other than trade payables), (e) any guarantees by such Person of any of the foregoing and (f) any interest, penalties, premiums, fees, and expenses related to the foregoing.

“Intellectual Property” means all of the following, owned by the Company: (a) patents, continuations, continuations-in-part, divisions, reissues and patent disclosures; (b) trademarks, service marks, trade dress, names, logos, and slogans (and all translations, adaptations, derivations, and combinations of the foregoing), together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) Internet domain names; (e) registrations and pending applications for any of the foregoing items (a)-(d); (f) Trade Secrets and confidential information; and (g) computer software (including source code, executable code, data, databases, and documentation).

“Interim Balance Sheet” has the meaning set forth in Section 4.5(a)(ii).

“Interim Financial Statements” has the meaning set forth in Section 4.5(a)(ii).

Annex I, Page 4

“Inventions” means any invention, idea, design, drawing, plan, pattern, specification, schematic, prototype, concept, process, method, algorithm, formula, technique, know-how, text, graphic or other discovery, whether or not patentable and whether or not made, conceived, or reduced to practice alone or jointly with others, and all modifications and improvements thereto.

“Inventory” means all inventory of the Company, including finished products and goods, raw materials, work in process, replacement and component parts, including inventory of the Company held at any third-party location and inventory previously purchased and in transit to the Company.

“Knowledge of the Company” and similar phrases mean, as to a particular matter, the actual knowledge of (a) any shareholder of the Company that is a member of the board of directors and (b) Tracey Altman and Sommer Stephens, in each case after reasonable inquiry from individuals directly reporting to any such person.

“Knowledge of Buyer” and similar phrases mean, as to a particular matter, the actual knowledge of the executive officers and members of the governing body of Buyer, in each case after reasonable inquiry from individuals directly reporting to any such person and their subordinates if advisable under the circumstances.

“Law or Laws” means all laws, rules, regulations, codes, ordinances, orders, judgments, decrees, rulings, promulgations, tariffs, duties or other similar obligations already adopted or issued by any Governmental Authority, in each case as amended and in effect from time to time.

“Leased Real Property” has the meaning set forth in Section 4.13.

“Liability” means any liability or other obligation of any nature, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, and liquidated or unliquidated.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, easement, covenant, encroachment, burden, title defect, title retention agreement, lien, right of first refusal, charge or other material adverse restriction or limitation of any nature whatsoever.

“Material Adverse Effect” means any change, effect, event or condition that, individually or in the aggregate with all other changes, effects, events or conditions, has had or is reasonably likely to have a material adverse effect on (a) the business, operations, Assets, condition (financial or otherwise) or results of operations of the Company, taken as a whole; (b) the ability of the Company to operate the Business immediately after the Closing in substantially the same manner as operated before the Closing; or (c) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; but shall exclude any change, effect, event or condition to the extent resulting or arising from: (i) changes or conditions affecting economic or capital markets in the United States or internationally, or any change in interest rates or general economic conditions in the industries or markets in which the Company operates or affecting the United States or foreign economies in general; (ii) any change that is generally applicable to the industries in which the Company operates or the markets in which the Company operates; (iii) any change in any Laws or interpretation thereof; (iv) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (v) any action taken by Buyer, or any of its Affiliates; (vi) any omission to act or action taken that is required by this Agreement or with the consent of Buyer; (vii) any change in GAAP; (viii) any national or international political or social conditions or any change therein, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (ix) any epidemic, pandemic, disease outbreak (including COVID-19) or other health crisis or public health event, or the worsening of any of the foregoing.

Annex I, Page 5

“Material Contracts” has the meaning set forth in Section 4.15(a).

“MIN Incremental Tax Amount” means the incremental Taxes owed by the Company by reason of the MIN Sale prior to Closing. For these purposes, if the Company would otherwise generate a loss for Tax purposes in the relevant period, which could be carried back to prior periods, the MIN Incremental Tax Amount shall also reflect the refund or credit forgone by reason of such sale.

“MIN Sale” means the sale of all or a portion of the Company’s equity interest in Just Like Falling Off A Bike, LLC d/b/a Made in Network.

“Non-Compete Agreement” means an agreement between the Company and each of Charles W. Allen, Mary Lee Vanderkooi and Tracey Altman containing certain non-competition and non-solicitation agreements in favor of the Company and Buyer, in the form set forth in Exhibit D attached hereto.

“Option Withholding Amount” means the amount of withholding Taxes applicable to the Option with respect to the aggregate amount of consideration to which the Option Holder is entitled, which, for the avoidance of doubt, is an amount equal to (a) the product of (i) Option Holder’s Pro Rata Share, multiplied by (ii) the Purchase Price, minus (b) the Aggregate Exercise Price.

“Ordinary Course of Business” means the ordinary course of the Business as conducted by the Company, consistent with the Company’s past custom and practice, including all reasonable actions taken, planned or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of the COVID-19 outbreak.

“Outside Date” means May 1, 2022.

“Overpayment Credits” means any overpayment of Taxes (including any overpayments of estimated taxes) (or portion thereof) with respect to the Company from a Pre-Closing Tax Period applied to reduce Taxes in a tax period beginning after the Closing Date.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Encumbrances” means (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable provided, in each case, a reserve is established therefor as required by GAAP, (b) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable, and (c) other Liens that do not secure the payment of money and do not materially detract from the value or materially impair the existing use of the applicable property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or any other form of entity.

“Post-Closing Cash Payment Amount” means Three Million Dollars ($3,000,000).

“Post-Closing Representation” has the meaning set forth in Section 11.13(a).

Annex I, Page 6

“Pre-Closing Tax Liabilities” means, without duplication, (a) all Taxes of the Company with respect to taxable periods (or portions thereof) prior to the Closing Date, (which amount (A) shall not be less than zero in any jurisdiction, (B) shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax and (C) shall include any Deferred Payroll Taxes), (b) Taxes of any other Person for which the Company is liable as a transferor or successor, by contract or Law, prior to the Closing Date, (c) Taxes of any other Person for which the Company is liable under Section 1.1502-6 of the United States Treasury Regulations (or any analogous or similar provision of applicable state, local, or non-U.S. Law) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing Date, (d) Sellers’ share of Transfer Taxes under Section 8.2(e), (e) Taxes of the Option Holder as a result of the transactions contemplated by this Agreement, (f) the employer portion of any payroll Taxes, if any, in relation to payments arising in connection with the Option, and (f) Taxes of the Sellers as a result of the transactions contemplated by this Agreement; provided, however, that such amount of “Pre-Closing Tax Liabilities” shall be reduced by the MIN Incremental Tax Amount, if any.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Preferred Share” has the meaning set forth in the definition of Preferred Stock.

“Preferred Stock” means all of the Company’s issued and outstanding shares of capital stock identified as “Class A Preferred Stock” under the Charter, and each, individually, a “Preferred Share”.

“Pro Rata Share” means an amount equal to (a) the number of Fully-Diluted Shares owned by a Seller divided by (b) the total number of Fully-Diluted Shares, as of immediately prior to the Closing Date and as set forth on Exhibit A.

“Proceeding” means any action, suit, claim, investigation, review, or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration panel.

“Purchase Price” has the meaning set forth in Section 2.2.

“Qualified Plan” has the meaning set forth in Section 4.19(d).

“Real Property Lease” has the meaning set forth in Section 4.13.

“Related Party” means each Seller and each officer, director, employee and Affiliate of the Company.

“Releasee” has the meaning set forth in Section 11.16.

“Releasor” has the meaning set forth in Section 11.16.

“Representatives” means with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Schedule Supplement” has the meaning set forth in Section 11.8(b).

“Securities Act” means the Securities Act of 1933, as amended.

Annex I, Page 7

“Seller Indemnified Persons” has the meaning set forth in Section 9.2.

“Sellers” means all of the Persons owning Shares of the Company and as set forth on Exhibit A hereto.

“Sellers’ Representative” means Charles W. Allen.

“Shares” means, collectively, (a) all of the issued and outstanding shares of common stock of the Company as of immediately prior to the Closing Date (together, the “Common Stock” and each, individually, a “Common Share”) and (b) all of the Preferred Stock; each of which, individually, is a “Share”.

“Significant Transaction” has the meaning set forth in Section 6.1(e).

“Straddle Period” means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Tax Returns” means Tax Returns for any Straddle Period.

“Subsidiaries” means any corporation or other entity with respect to which a specified Person (or its subsidiary) owns a majority of the common stock or other voting equity interests or has the power to vote or direct the voting of sufficient equity interests to elect a majority of the directors.

“Taxes” means (a) all U.S. or non-U.S. federal, provincial, state or local taxes, charges, fees, imposts, levies or other assessments, including all income, receipts, gross receipts, capital, share, surplus, sales, use, ad valorem, value added, transfer, franchise, profits, windfall or excess profits, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, goods and services, severance, stamp, conveyance, mortgage, registration, documentary, recording, premium, environmental, natural resources, intangibles, rent, occupancy, disability, workers’ compensation, health care, occupation, alternative minimum, add-on minimum, accumulated earnings, personal holding company, net worth, property and estimated taxes, customs duties, fees, assessments and similar charges (including the obligation to escheat or otherwise turn over abandoned, presumed abandoned or unclaimed property or assets, whether or not currently escheatable or reportable), or other tax of any kind whatsoever and denominated by any name whatsoever, including all interest, penalties, fines, assessments, deficiencies and additions to Tax imposed in connection with any such item whether civil or criminal and whether or not disputed, (b) any liability in respect of any items described in clause (a) above by reason of (i) being a transferee or successor or by having been a member of a combined, consolidated, unitary or other affiliated group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation) or (ii) contract or otherwise, and (c) any tax amounts (including interest and penalties) payable by any member of the Company Group as a result of Section 965 of the Code with respect to any election made under Section 965(h) of the Code..

“Tax Claim” has the meaning set forth in Section 8.2(b).

“Tax Return” means all returns, declarations, reports, claim for refund, information return, or statements and other documents filed or required to be filed with a Governmental Authority by the Company in respect of any Taxes, including any schedule, election, declaration or attachment thereto, and including any amendment, information return report or supplement thereof.

“Third Party Claim” has the meaning set forth in Section 9.6(a).

Annex I, Page 8

“Trade Secrets” means all trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, formulas, algorithms, data, mask works, discoveries, developments, inventions, modifications, extensions, improvements, confidential business information and other confidential or proprietary rights (whether or not patentable or subject to copyright, mask work or trade secret protection).

“Transaction Documents” means this Agreement, the Confidentiality Agreement and all other agreements, documents and instruments to be executed and delivered hereunder.

“Transaction Expenses” means, collectively, the unpaid fees, commissions, bonuses, expenses and other amounts owed to any consultants, financial advisors, brokers, investment bankers, attorneys, accountants, management companies or other advisers engaged by the Company or its respective Affiliates, including the Sellers, in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

“Transfer Taxes” means any and all sales, use, value-added, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, and other similar Taxes or fees (including any penalties or interest).

“Waller” has the meaning set forth in Section 2.4.

“WARN Act” means the Workers Adjustment and Retraining Notification Act, as amended, or any similar Law of any state.

Annex I, Page 9

EXHIBIT A

Sellers

EXHIBIT B-1

Form of Employment Agreement: Mary Lee Vanderkooi

EXHIBIT B-2

Form of Employment Agreement: Tracey Altman

EXHIBIT C

Form of Advisory Agreement

EXHIBIT D

Form of Non-Compete Agreement